Exhibit 15.3

GRINDROD

CIRCULAR TO GRINDROD SHAREHOLDERS

relating to:

- **the separation of GSPL and GSSA, representing the Grindrod Shipping Business, from the Grindrod Group by way of –**
  - **the Category 1 disposal by Grindrod of all its shares in GSPL and GSSA to the newly established Grindrod Shipping in consideration for GRIN Compulsorily Convertible Notes;**
  - **the distribution in specie of GRIN Compulsorily Convertible Notes by Grindrod to Ordinary Shareholders in the ratio of 2.5 GRIN Compulsorily Convertible Notes for every 100 Ordinary Shares (i.e. 1 GRIN Compulsory Convertible Note for every 40 Ordinary Shares) held at the close of trade on the Distribution Record Date;**
  - **the automatic Conversion of GRIN Compulsorily Convertible Notes to Grindrod Shipping Ordinary Shares in the ratio of 1 GRIN Compulsorily Convertible Note to 1 Grindrod Shipping Ordinary Share; and**
  - **the separate listings of all of the Grindrod Shipping Ordinary Shares on NASDAQ and the JSE;**

and incorporating:

- **a notice convening the General Meeting of Shareholders; and**
- **a Form of Proxy in respect of the General Meeting (for use by Certificated Shareholders and Dematerialised Shareholders with "own-name" registration only).**

Date of issue: [3 May] 2018

[RMB Logo]	[Clarksons Logo]	[Grindrod Bank Logo]	[Deloitte Logo]
Lead Financial Advisor and Transaction Sponsor	Financial Advisor	Corporate Sponsor	Auditors and Independent Reporting Accountants
[ENS Logo]	[FF Logo]	[WTL Logo]	[WFW Logo]
Legal and Tax Advisor to Grindrod as to South African Law	Legal Advisor to Grindrod as to United States Law	Legal Advisor to Grindrod as to Singapore Law	Singapore-based Co-ordinating Counsel

THIS CIRCULAR IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

The definitions and interpretations commencing on page 12 of this Circular apply throughout this Circular, including this cover (unless the context indicates otherwise).

ACTION REQUIRED

Shareholders should note that, whilst the entire Circular is important and should be read in its entirety, particular attention should be paid to the section entitled “Action Required by Shareholders”.

If you are in any doubt as to the action you should take arising from this Circular, you should seek your own advice from your Broker, CSDP, banker, attorney, accountant or another professional adviser immediately.

If you have sold or otherwise transferred all of your Shares on or before [Tuesday, 22 May 2018], please send this Circular together with its accompanying enclosures at once to the purchaser or transferee, or to the Broker, CSDP, banker, attorney, accountant or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee.

The Proposed Transaction described in this Circular is conditional, inter alia, on Shareholder approval. Notice of the General Meeting of Grindrod Shareholders to be held at Grindrod House, 108 Margaret Mncadi Avenue, Durban at [14:30] on [Thursday, 31 May] 2018 is set out in the notice of General Meeting incorporated with this Circular.

The Transaction Advisors are acting exclusively for Grindrod and Grindrod Shipping, and no one else in connection with the Proposed Transaction and will not be responsible to anyone, other than Grindrod and Grindrod Shipping, for providing the protections afforded to clients of the Transaction Advisors, respectively, or for providing advice in relation to the Proposed Transaction.

This Circular is available in English only. Copies of this Circular and the Grindrod Shipping PLS may be obtained from Thursday, [3 May] 2018 to [Thursday, 31 May] 2018 from the registered office of Grindrod and from the Transaction Sponsor and Corporate Sponsor at the addresses set out in the ‘Corporate information and Advisors’ section of this Circular. This Circular will also be posted to Shareholders on or about Thursday, [3 May] 2018.

IMPORTANT LEGAL NOTES

This Circular has been prepared for the purposes of complying with the JSE Listings Requirements and the Companies Act and the information disclosed may not be the same as that which would have been disclosed if this Circular had been prepared in accordance with the laws and regulations of any jurisdiction outside of South Africa.

The release, publication or distribution of this Circular in jurisdictions other than South Africa may be restricted by law and, therefore, any persons who are subject to the laws of any jurisdiction other than South Africa should inform themselves about, and observe, any applicable requirements. Any failure to comply with the applicable requirements may constitute a violation of the securities laws of such jurisdiction.

This Circular is not intended to, and does not constitute, or form part of, an offer to sell or an invitation to purchase or subscribe for any securities or a solicitation of any vote or approval in any jurisdiction. This Circular does not constitute a prospectus or a prospectus equivalent document. Shareholders are advised to read this Circular, which contains the full terms and conditions of the Proposed Transaction, with care. Any decision to approve the Proposed Transaction should be made only on the basis of the information in the Disclosure Package.

No representation or warranty, express or implied, is made by each of the Transaction Advisors as to the accuracy, completeness or verification of the information set out in this Circular, and nothing contained in this Circular is, or shall be relied upon as, a promise or representation in this respect, whether as to the past or the future. Each of the Transaction Advisors assumes no responsibility for this Circular's accuracy, completeness or verification and accordingly disclaim, to the fullest extent permitted by applicable law, any and all liability whether arising in delict, tort, contract or otherwise which they might otherwise be found to have in respect of this Circular or any such statement.

Shareholders also acknowledge that: (i) they have not relied on the Transaction Advisors or any person affiliated with the Transaction Advisors in connection with any investigation of the accuracy of any information contained in the Disclosure Package or their investment decision; (ii) they have relied only on the information contained in the Disclosure Package; and (iii) no person has been authorised to give any information or to make any representation concerning the Company or the Grindrod Shipping Ordinary Shares (other than as contained in this Circular) and, if given or made, any such other information or representation should not be relied upon as having been authorised by the Company or the Transaction Advisors.

FORWARD-LOOKING STATEMENTS

This Circular includes forward-looking statements. Grindrod has based these forward-looking statements on its current expectations and projections about future performance or achievements. When Grindrod uses words in this Circular such as ‘anticipates’, ‘will likely result’, ‘are expected to’, ‘will continue’, ‘believes’, ‘is anticipated’, ‘estimates’, ‘intends’, ‘plans’, ‘seeks’, ‘projects’, ‘projection’, ‘will’, ‘may’, ‘might’, ‘expects’, ‘potential’, ‘could’, ‘should’, ‘outlook’ and similar expressions, Grindrod does so to identify forward-looking statements.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Grindrod cautions that forward-looking statements are not guarantees of future performance and that its actual results, financial condition and liquidity, and the development of the industry in which Grindrod operates may differ materially from those made in or suggested by the forward-looking statements contained in this Circular. All of these forward-looking statements are based on estimates and assumptions made by Grindrod’s management, which, although Grindrod believes them to be reasonable, are inherently uncertain. Grindrod may not realise any such estimates or statements, and its actual results may differ materially from those contemplated by such forward-looking statements. Factors which may cause Grindrod’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by it in those statements include, inter alia, relevant risk factors.

Shareholders should keep in mind that any forward-looking statement made in this Circular or elsewhere speaks only as of the date on which Grindrod makes it. New factors that may cause Grindrod Group’s business not to develop as it expects may emerge from time to time and it is likely that Grindrod may not be able to predict all of these factors. Grindrod has no duty to, and does not intend to, update or revise the forward-looking statements in this Circular, after the date of this Circular, except as may be required by law.

Any forward-looking statement appearing in this circular has not been reviewed or reported on by the Company’s external auditors.

CORPORATE INFORMATION AND ADVISORS

Directors of Grindrod	Company Secretary and Registered Office of Grindrod

Executive

Michael John Hankinson (Executive Chairman)

Andrew Geard Waller (Financial Director)

David Andrew Polkinghorne

Bongiwe Ntuli

Independent Non-executive

Nkululeko Leonard Sowazi (Lead Independent)

Hassen Adams

Mkhuseli Richman Faku

Sandile Donald Muziwenkosi Zungu

Grant Glenn Gelink

Zola Nwabisa Malinga

Petrus Johannes Uys

Walter Dayson Geach

Raymond Subusiso Ndlovu - Alternate Director to PJ Uys

Gerhard Kotze - Alternate Director to MR Faku

Catherina Isabella Lewis

Grindrod Limited

(Registration number 1966/009846/06)

Grindrod Mews

106 Margaret Mncadi Avenue

Durban, 4000

(PO Box 1, Durban, 4000)

Date of Incorporation

19 October 1966

Place of Incorporation

South Africa

South African Legal and Tax Advisor to Grindrod and Grindrod Shipping

Edward Nathan Sonnenbergs Inc.

(Registration number 2006/018200/21)

150 West Street

Sandown

Sandton, 2196

(PO Box 783347, Sandton, 2146)

Transfer Secretaries Link Market Services South Africa Proprietary Limited (Registration number 2000/007239/07) 13th Floor, 19 Ameshoff Street, Braamfontein, 2000 (PO Box 4844, Johannesburg, 2000)

Singapore Counsel

Wong Tan & Molly Lim LLC

(Registration number 200209714K)

80 Robinson Road #17-02

Singapore 068898

Singapore-based Co-ordinating Counsel

Watson Farley & Williams LLP

6 Battery Road #28-00

Singapore 049909

Lead Financial Advisor and Transaction Sponsor

Rand Merchant Bank (A division of FirstRand Bank Limited)

(Registration number 1929/001225/06)

1 Merchant Place

Corner Fredman Drive and Rivonia Road

Sandton, 2196

(PO Box 786273, Sandton, 2146)

US Legal Advisor to Grindrod and Grindrod Shipping Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY USA 10004	Auditors and Independent Reporting Accountant Deloitte & Touche (Practice number 902276) 2 Pencarrow Crescent Pencarrow Park La Lucia Ridge Office Estate Durban, 4001 (PO Box 243, Durban, 4000)

Financial Advisor Clarksons Platou Securities, Inc CRD: 30882, SEC reg: 8-45221 280 Park Avenue, 21st floor New York, NY 10017 United States	Corporate Sponsor Grindrod Bank Limited (Registration number 1994/007994/06) Physical address Third Floor, Grindrod Towers 8A Protea Place Sandton, 2196 (PO Box 78011, Sandton, 2146)
Registered address: 5 Arundel Close, Kingsmead Office Park Durban 4001 (PO Box 3211, Durban, 4000)

TABLE OF CONTENTS Paragraph number and description	Page

ACTION REQUIRED BY SHAREHOLDERS		8

SALIENT DATES AND TIMES		10

DEFINITIONS AND INTERPRETATIONS		12

CIRCULAR TO SHAREHOLDERS		20

1.	INTRODUCTION AND BACKGROUND	20

2.	PURPOSE OF THIS CIRCULAR	20

3.	RATIONALE FOR THE PROPOSED TRANSACTION	20

4.	DETAILS OF THE PROPOSED TRANSACTION	21

4.1.	Implementation mechanics of the Proposed Transaction	21

4.2.	Conditions precedent	23

4.3.	Pro forma financial effects of the Proposed Transaction	24

4.4.	Taxation considerations	24

4.5.	Exchange control	25

4.6.	Board opinion and recommendation	26

5.	INFORMATION ON THE GRINDROD SHIPPING BUSINESS	26

5.1.	Name, address and incorporation date:	26

5.2.	Overview and prospects of the Grindrod Shipping business	27

5.3.	Historical financial information of Grindrod Shipping	27

5.4.	Material change	27

5.5.	Material contracts	27

5.6.	Material loans	27

5.7.	Vendors	28

5.8.	Litigation statement	28

6.	INFORMATION ON GRINDROD LIMITED	28

6.1.	Overview of the Grindrod Group’s business	28

6.2.	Grindrod Group prospects	28

6.3.	Share capital	28

6.4.	Major Shareholders	29

6.5.	Preference Shares and Preference Shareholders	29

6.6.	Directors’ interests in Ordinary Shares and Preference Shares	29

6.7.	Directors’ interests in transactions	30

6.8.	Directors’ remuneration and benefits	30

6.9.	Material loans	33

7.	WORKING CAPITAL STATEMENT	33

8.	PRELIMINARY TRANSACTION EXPENSES	33

9.	SHAREHOLDER SUPPORT	33

10.	DIRECTORS’ RESPONSIBILITY STATEMENT	34

11.	ADVISORS’ CONSENTS	34

12.	DOCUMENTS AVAILABLE FOR INSPECTION	34

13.	INCORPORATED BY REFERENCE	35

Annexure A Pro forma financial information of Grindrod		36

Annexure B Independent Reporting Accountant’s Assurance Report on the Compilation of Pro Forma Financial Information		45

Annexure C Material loans		47

Annexure D Table of entitlement		49

Annexure E Trading history of Grindrod Ordinary Shares		51

Annexure F Tax considerations		52

NOTICE OF GENERAL MEETING		56

FORM OF PROXY		59

ACTION REQUIRED BY SHAREHOLDERS

The definitions and interpretations commencing on page 12 of this Circular apply to this section.

This Circular is important and requires your immediate attention. If you are in any doubt as to the action you should take arising from this Circular, you should seek your own advice from your Broker, CSDP, banker, attorney, accountant or another professional adviser immediately.

If you have sold or otherwise transferred all of your shares in Grindrod on or before [Tuesday, 22 May 2018], please send this Circular together with the Disclosure Package at once to the purchaser or transferee, or to the Broker, CSDP, banker, attorney, accountant or other agent through whom the sale or transfer was effected, for the transmission to the purchaser or transferee.

Please take careful note of the following provisions regarding the action required by Shareholders.

VOTING AND ATTENDANCE AT THE GENERAL MEETING

The General Meeting of Shareholders will be held at Grindrod House, 108 Margaret Mncadi Avenue, Durban at [14:30] on [Thursday, 31 May] 2018, to consider and, if deemed fit, pass the Resolutions set out in the Notice of General Meeting attached to this Circular.

If you have Dematerialised your Shares without “own-name” registration:

Voting at the General Meeting

Your Broker or CSDP is obliged to contact you in the manner stipulated in the agreement concluded between you and your Broker or CSDP to ascertain how you wish to cast your vote at the General Meeting and thereafter to cast your vote in accordance with your instructions.

If you have not been contacted by your Broker or CSDP it would be advisable for you to contact your Broker or CSDP and furnish them with your voting instructions.

If your Broker or CSDP does not obtain voting instructions from you, they will be obliged to vote in accordance with the instructions contained in the agreement concluded between you and your Broker or CSDP.

You must not complete the attached Form of Proxy [colour].

Attendance and representation at the General Meeting

In accordance with the agreement between you and your Broker or CSDP you must advise your Broker or CSDP if you wish to attend the General Meeting in person or if you wish to send a proxy to represent you at the General Meeting and your Broker or CSDP will issue the necessary letter of representation to you or your proxy to attend the General Meeting.

If you have not Dematerialised your Shares or if you have Dematerialised your Shares with “own-name” registration:

Voting, attendance and representation at the General Meeting

You may attend the General Meeting in person and may vote at the General Meeting.

Alternatively, in terms of Section 58 of the Companies Act, you may appoint a proxy to represent you at the General Meeting by completing the attached Form of Proxy [colour] in accordance with the instructions it contains and returning it to the Transfer Secretaries, Link Market Services South Africa Pty Limited , at 13th Floor, 19 Ameshoff Street, Braamfontein (PO Box 4844, Johannesburg, 2000), emailing it to meetfax@linkmarketservices.co.za or faxing it to 086 674 2450. For administrative purposes, it is recommended that Forms of Proxy are sent to the Transfer Secretaries to be received by no later than

[14:30] on [Tuesday, 29 May] 2018. However, you are entitled to deliver your Form of Proxy at any time prior to the due commencement of the General Meeting.

If you wish to Dematerialise your Shares, please contact your Broker. It should be noted that Shares may not be dematerialised or rematerialised between [Wednesday, 13 June 2018] and [Friday, 15 June 2018], both days inclusive.

SALIENT DATES AND TIMES

The definitions and interpretations commencing on page 12 of this Circular apply to this section.

2018

Record Date to determine which Shareholders are entitled to receive the Circular	[Thursday, 26 April]

Circular posted to Shareholders, declaration of the Grindrod Distribution and notice convening the General Meeting published on SENS on	[Thursday, 3 May]

Declaration of the Grindrod Distribution and notice convening the General Meeting published in the South African press on	[Friday, 4 May]

Last day to trade in Grindrod Shares in order to be recorded in the Register in order to participate in and vote at the General Meeting	[Tuesday, 22 May]

Record date in order to be entitled to participate in and vote at the General Meeting	[Friday, 25 May]

Last day to submit Forms of Proxy in respect of the General Meeting to the Transfer Secretaries, for administrative purposes, by 12h00	[Tuesday, 29 May]

General Meeting to be held at Grindrod’s registered office, Grindrod House, 108 Margaret Mncadi Avenue, Durban at [14h30] on	[Thursday, 31 May]

Results of the General Meeting and finalisation announcement in respect of the Grindrod Distribution to be published on SENS by [11h00]	[Friday, 1 June]

Announcement released on SENS in respect of the cash payment for fractional entitlements	[Friday, 1 June]

Results of the General Meeting and finalisation announcement in respect of the Grindrod Distribution to be published in the South African press on	[Monday, 4 June]

Expected last day to trade in order to be recorded in the Register on the Grindrod Distribution Record Date	[Tuesday,12 June]

Grindrod Ordinary Shares trade ‘ex’ the entitlement to the Grindrod Distribution with effect from the commencement of business on	[Wednesday, 13 June]

Grindrod Distribution Record Date	[Friday, 15 June]

Implementation Date	[Monday, 18 June]

Primary listing of Grindrod Shipping (Grindrod Shipping Ordinary Shares) on the NASDAQ with effect from the commencement of business (09h30 GMT -04:00, being 15h30 South African Standard Time)	[Monday, 18 June]

Secondary inward listing of Grindrod Shipping (Grindrod Shipping Ordinary Shares) ISIN SG9999019087 with alpha code GSH and short name GRINSHIP on the JSE with effect from the commencement of business (09h00 South African Standard Time) on

[Tuesday, 19 June]

Fractional Entitlement payment date	[Tuesday, 19 June]

Notes:

1.          The dates and times indicated in the table above are subject to change. Any material change will be released on SENS and published in the South African press.

2.          All times referred to in this Circular are references to South African Standard Time unless otherwise indicated.

3.          Forms of Proxy may also be handed to the Company or to the Chairman at any time before the due commencement of the General Meeting.

4.          Grindrod shares may not be dematerialised or rematerialised between [Wednesday, 13 June 2018] and [Friday, 15 June 2018], both days inclusive.

DEFINITIONS AND INTERPRETATIONS

In this Circular, unless otherwise stated or the context so requires, the words in the first column have the meanings stated opposite them in the second column, words in the singular include the plural and vice versa, words denoting one gender include the others and expressions denoting natural persons include juristic persons and associations of persons:

“Authorised Dealer”

a bank appointed by the Minister of Finance of South Africa to deal in foreign exchange, subject to conditions and within the prescribed limits, in terms of the Exchange Control Regulations which are administered by the Financial Surveillance Department of the South African Reserve Bank;

“Broker”	any person registered as a “broker member equities” in terms of the rules of the JSE in accordance with the provisions of the Financial Markets Act;

“Category 1 Transaction” or “Category 1”	a category 1 transaction as that term is defined in the JSE Listings Requirements;

“Certificated Shareholders”	holders of Certificated Shares;

“Certificated Shares”	Ordinary Shares that have not been Dematerialised, and are represented by a share certificate or other document of title;

“Circular”	this bound document, dated [Thursday, 3 May 2018], including its annexures and attachments, where applicable

“Companies Act”	the Companies Act, No. 71 of 2008, and the regulations thereunder, as amended from time to time;

“Compulsorily Convertible Notes” or “CCNs”	the conditional compulsorily convertible notes to be issued by Grindrod Shipping to Grindrod as the purchase consideration for GSPL and GSSA;

“Common Monetary Area”	collectively, Lesotho, Namibia, Swaziland and South Africa;

“Consideration Shares”

up to 19 063 832 ordinary shares in Grindrod Shipping, to be issued by Grindrod Shipping to Ordinary Shareholders recorded as such on the Grindrod Distribution Record Date pursuant to the Grindrod Distribution and in accordance with the Conversion;

“Conversion”	the automatic conversion of all of the CCNs to 19 063 832 Grindrod Shipping Ordinary Shares in the ratio of 1 CCN to 1 Grindrod Shipping Ordinary Share;

“CSDP”

Central Securities Depository Participant, a “participant” as defined in section 1 of the Financial Markets Act, duly authorised by a central securities depository in terms of the depository rules pursuant to section 31 of the Financial Markets Act;

“CTC”	in relation to a company, the contributed tax capital as defined in section 1 of the Income Tax Act of that company;

“Dematerialised” or “Dematerialisation”

the process by which securities held by Certificated Shareholders are converted to or held in an electronic form as uncertificated securities and recorded in the sub-register of Shareholders maintained by a broker or CSDP;

“Dematerialised Shareholders”	holders of Dematerialised Shares;

“Dematerialised Shares”	Ordinary Shares which have been through the Dematerialisation process;

“Directors” or the “Board”	the board of directors of Grindrod, elected as such from time to time;

“Disclosure Package”	this Circular and the Grindrod Shipping PLS, posted together;

“Entitlement Ratio”	the ratio of 2.5 GRIN Compulsorily Convertible Notes for every 100 Ordinary Shares (i.e. 1 GRIN Compulsory Convertible Note for every 40 Ordinary Shares);

“Exchange Control Regulations”	the Exchange Control Regulations of South Africa, as amended and promulgated in terms of section 9 of the South African Currency and Exchanges Act No 9 of 1993, as amended from time to time;

“Financial Markets Act”	the Financial Markets Act, No. 19 of 2012, and the regulations thereunder, as amended from time to time;

“Form 20-F”	the registration statement on Form 20-F filed by Grindrod Shipping with the SEC on March 23, 2018, as may from time to time be amended;

“Form of Proxy”	the [colour] form of proxy attached to and forming part of this Circular, where applicable;

“Fractional Entitlement”	fractional interest in a GRIN CCN that may result from the Entitlement Ratio being applied to the number of Ordinary Shares held on the Grindrod Distribution Record Date;

“General Meeting”

the general meeting of Shareholders to be held at Grindrod House, 108 Margaret Mncadi Avenue, Durban at [14:30] on [Thursday, 31 May] 2018 for the purposes of considering and, if deemed fit, passing the Resolutions necessary to authorise and implement the Proposed Transaction;

“Grindrod”

Grindrod Limited (registration number 1966/009846/06), a public company duly registered and incorporated in accordance with the laws of South Africa and listed in the Industrial Goods and Services sector of the Main Board of the JSE and with its principle place of business at 108 Margaret Mncadi Avenue, Durban;

“Grindrod Distribution” or “Distribution”

the pro rata distribution in specie of all the GRIN CCNs by Grindrod to Ordinary Shareholders as at the Grindrod Distribution Record Date in terms of the Entitlement Ratio, and subject to Fractional Entitlements being settled in cash;

“Grindrod Distribution Record Date”	[Friday, 15 June] being the date upon which Ordinary Shareholders must be recorded as such in the Register, in order to be eligible to receive the Grindrod Distribution;

“Grindrod Financial Services” or “Financial Services”	a division of Grindrod Group;

“Grindrod Freight Services” or “Freight Services”	a division of Grindrod Group;

“Grindrod Group”	Grindrod, its subsidiaries, associates and joint ventures;

“Grindrod Participants”	participants of Grindrod Limited long term share incentive schemes other than those employed by GSSA and GSPL;

“Grindrod Shipping Business” or “Shipping”	the business of each of GSPL and GSSA;

“Grindrod Shipping Business Disposal” or “Disposal”	the sale by Grindrod on the Implementation Date to Grindrod Shipping of all the shares it holds in (i) GSPL in exchange for the GSPL CCNs; and (ii) GSSA in exchange for the GSSA CCNs;

“Grindrod Shipping”

Grindrod Shipping Holdings Ltd., (registration number201731497H), a public company duly registered and incorporated in accordance with the laws of Singapore and with its principal place of business at 200 Cantonment Road, #03-01 Southpoint, Singapore, 089763;

“Grindrod Shipping Listing”	together, the JSE Listing and the NASDAQ Listing;

“Grindrod Shipping Ordinary Shares”	the issued and paid-up shares of Grindrod Shipping, which comprise in total 19 063 833 ordinary shares of no par value issued by Grindrod Shipping;

“Grindrod Shipping Participants”	participants of Grindrod Limited long-term share incentive schemes who are employed by GSSA and GSPL;

“GRIN Compulsorily Convertible Notes” or “GRIN CCNs”	collectively the GSSA CCNs and the GSPL CCNs;

“Grindrod Shipping PLS”	the pre-listing statement forming part of the Disclosure Package prepared for the purpose of the JSE Listing and published on Thursday, [3 May] 2018;

“GSPL”	Grindrod Shipping Pte. Ltd. (registration number 200407212K), a private company duly registered and incorporated in accordance with the laws of Singapore;

“GSPL SPA”

the share purchase agreement entered into by and between Grindrod and Grindrod Shipping dated 23 March 2018, in terms of which Grindrod will dispose of all of the issued shares in GSPL to Grindrod Shipping, in consideration for which it will receive the GRIN CCNs;

“GSPL CCNs”	16 626 600 Compulsorily Convertible Notes to be issued by Grindrod Shipping to Grindrod, on the terms set out in the GSPL SPA, as settlement of the consideration due in terms of the GSPL SPA;

“GSSA”

Grindrod Shipping (South Africa) Proprietary Limited, registration number 1975/002219/07, a private company duly registered and incorporated in accordance with the laws of South Africa following the divestiture of OACL and Unicorn Bunker Barges;

“GSSA SPA”

the share purchase agreement entered into by and between Grindrod and Grindrod Shipping dated 23 March 2018, in terms of which Grindrod will dispose of all of the issued shares in GSSA to Grindrod Shipping, in consideration for which it will receive the GSSA CCNs;

“GSSA CCNs”	2 437 232 Compulsorily Convertible Notes to be issued by Grindrod Shipping to Grindrod, on the terms set out in the GSSA SPA, as settlement of the consideration due in terms of the GSSA SPA;

“IFRS”	International Financial Reporting Standards;

“Implementation Agreement”	the implementation agreement entered into by and between Grindrod, Grindrod Shipping, GSPL and GSSA, on 23 March 2018, in terms of which the Proposed Transaction will be implemented;

“Implementation Date” or “Closing Date”	[Monday, 18 June];

“Income Tax Act”	Income Tax Act, No. 58 of 1962, and the regulations thereunder as amended from time to time;

“Indicative JSE Listing Date”	[Tuesday, 19 June 2018];

“Indicative NASDAQ Listing Date”	[Monday, 18 June 2018];

“JSE”	the securities exchange operated by JSE Limited;

“JSE Limited”

JSE Limited (registration number 2005/022939/06), a public company duly registered and incorporated in accordance with the laws of South Africa and listed on the Main Board of the JSE, licenced as an exchange under the Financial Markets Act;

“JSE Listing”	the secondary inward listing of Grindrod Shipping Ordinary Shares on the JSE pursuant to paragraph 4.1.8;

“JSE Listings Requirements”	the listings requirements issued by JSE Limited, as amended from time to time;

“Last Practicable Date”	[Tuesday, 24 April 2018] being the last date prior to the finalisation of this Circular, on which information could be included in this Circular;

“Listings”	the NASDAQ Listing and the JSE Listing;

“Listings Documents”	means collectively the Grindrod Shipping PLS and Form 20-F;

“Long Stop Date”	the last Business Day preceding the Implementation Date;

“MOI”	the Memorandum of Incorporation of Grindrod, as amended or replaced from time to time;

“NASDAQ”	the NASDAQ Global Select Market;

“NASDAQ Listing”	the primary listing of Grindrod Shipping Ordinary Shares on NASDAQ;

“Non-Resident Shareholder”	a shareholder who is not considered to be ordinarily resident in the Common Monetary Area in terms of the Exchange Control Regulations;

“Non-SA Tax Resident”	a person (natural or juristic) that does not meet the definition of “resident” in section 1 of the Income Tax Act;

“OACL”

Ocean Africa Container Lines, a division of Grindrod (South Africa) Proprietary Limited, registration number 1933/004726/07, a private company duly registered and incorporated in accordance with the laws of South Africa, formerly a division of GSSA;

“Ordinary Shareholders”	holders of Ordinary Shares;

“Ordinary Shares”	ordinary shares with a par value of 0.002 cents each in the share capital of Grindrod;

“Preference Dividend”	the preference dividend payable per Preference Share in respect of each Preference Dividend Period;

“Preference Dividend Dates”	31 December and 30 June of each year;

“Preference Dividend Period”	the period between two consecutive Preference Dividend Dates, inclusive of the later date;

“Preference Shareholders”	holders of Preference Shares;

“Preference Shares”	the issued cumulative, non-redeemable, non-participating, non-convertible preference shares with a par value of 0.031 cents each in the share capital of Grindrod;

“Preference Share Terms”	the terms applicable to the Preference Shares as set out in Annexure A to the MOI;

“Proposed Transaction”

the proposed inter-conditional transaction set out in paragraph 4 of this Circular and comprising the Grindrod Shipping Business Disposal, the Grindrod Distribution, the Conversion and the Grindrod Shipping Listing;

“Qualifying SA Corporate(s)”

a Dematerialised Shareholder in respect of whom the relevant CSDP, Broker or other Regulated Intermediary has, by no later than 12h00 on the Implementation Date, informed the Transfer Secretaries that such Dematerialised Shareholder has submitted to it the prescribed documentation contemplated in section 64FA(2)(a) of the Income Tax Act on which it has indicated that it is a SA Corporate; or

a Certificated Shareholder which has, by no later than 12h00 on the Implementation Date, submitted to Grindrod the prescribed documentation contemplated in section 64FA(2)(a) of the Income Tax Act on which it has indicated that it is a SA Corporate;

“Record Date”	[Friday, 25 May] 2018 being the last day for Shareholders to be recorded in the registers in order to be entitled to participate in the General Meeting;

“Register”	means the securities register of Grindrod;

“Regulated Intermediary”	a regulated intermediary as contemplated in section 64D of the Income Tax Act;

“Resolutions”	the ordinary resolutions set out in the Notice of General Meeting required to be passed by Shareholders in order to implement and give effect to the Proposed Transaction;

“SAICA”	South African Institute of Chartered Accountants;

“SA Corporate”	a person envisaged in section 64F(1)(a) of the Income Tax Act being “a company which is a resident” for tax purposes in South Africa;

“SA Tax Resident”	a person (natural or juristic) that meets the definition of “resident” in section 1 of the Income Tax Act;

“SARS”	South African Revenue Service;

“SEC”	the United States Securities and Exchange Commission;

“SENS”	the Stock Exchange News Service of the JSE;

“Shareholders”	collectively the Ordinary Shareholders and Preference Shareholders;

“Shares”	Ordinary Shares and Preference Shares;

“Singapore”	the Republic of Singapore;

“South Africa”	the Republic of South Africa;

“STT”	a tax levied on the transfer of a security in terms of the Securities Transfer Tax Act, No. 25 of 2007, as amended;

“Transaction Advisors”

collectively the Financial Advisor and Transaction Sponsor, Financial Advisor, Corporate Sponsor, Auditors and Independent Reporting Accountant, South African Legal and Tax Advisor, US Legal Advisor, Singapore Counsel and Singapore-based Co-ordinating Counsel;

“Transfer Secretaries”	Link Market Services South Africa Proprietary Limited (registration number 2000/007239/07), a private company duly registered and incorporated in accordance with the laws of South Africa;

“Unicorn Bunker Barges” or “Unicorn Bunker Services”	Unicorn Bunker Services Proprietary Limited (registration number 1999/021004/07), formerly a wholly owned subsidiary of GSSA; and

“United States” or “US”	the United States of America.

Grindrod Limited

(Incorporated in the Republic of South Africa)

(Registration number: 1966/009846/06)

Ordinary Share code: GND and ISIN: ZAE000072328

Preference Share code: GNDP and ISIN ZAE000071106

(“Grindrod” or the “Company”)

Directors of Grindrod

Executive	Independent Non-executive
Michael John Hankinson (Executive Chairman)	Nkululeko Leonard Sowazi (Lead Independent)
Andrew Geard Waller (Financial Director)	Hassen Adams
David Andrew Polkinghorne	Mkhuseli Richman Faku
Bongiwe Ntuli	Sandile Donald Muziwenkosi Zungu
Grant Glenn Gelink
Zola Nwabisa Malinga
Petrus Johannes Uys
Walter Dayson Geach
Raymond Ndlovu – Alternate Director to PJ Uys
Gerhard Kotze – Alternate Director to MR Faku

CIRCULAR TO SHAREHOLDERS

1.                                 INTRODUCTION AND BACKGROUND

Grindrod currently has three divisions: Freight Services, Shipping and Financial Services. The Board announced on SENS on 23 August 2017 that it intends separating Shipping from the balance of the Grindrod Group and separately listing the shipping businesses on an appropriate offshore stock exchange (with a secondary inward listing on the JSE).

In order to give effect to the Proposed Transaction, and as more fully set out in this Circular, Grindrod will dispose of all of the shares in GSPL and GSSA to a newly established shipping holding company in Singapore, Grindrod Shipping. GSSA has already disposed of OACL and Unicorn Bunker Barges to Grindrod Group, and the effective date of these disposals was 1 January 2018. Grindrod Shipping will settle the purchase consideration through the issue of the GRIN CCNs to Grindrod. Grindrod will immediately distribute the GRIN CCNs to all Ordinary Shareholders as a distribution in specie. The Grindrod Distribution will be followed by the conversion of the Compulsorily Convertible Notes into the Consideration Shares.  The Grindrod Shipping Ordinary Shares will be listed on NASDAQ and the JSE.

Immediately post the implementation of the Proposed Transaction, other than with respect to the treatment of the Fractional Entitlements the beneficial holders of Grindrod Shipping will be a direct mirror of the Ordinary Share Register of Grindrod. Ordinary Shareholders will hold (i) Ordinary Shares and (ii) Grindrod Shipping Ordinary Shares. Grindrod will, following implementation of the Proposed Transaction, have no further interest in or obligations to Grindrod Shipping.

2.                                 PURPOSE OF THIS CIRCULAR

The purpose of this Circular is to:

•    provide Shareholders with relevant information in relation to the Proposed Transaction, including how the Proposed Transaction will be implemented; and

•    convene the General Meeting in terms of the Notice of General Meeting incorporated in this Circular, to consider and, if deemed fit, to pass the Resolutions.

3.                                 RATIONALE FOR THE PROPOSED TRANSACTION

The separation from the Grindrod Group and separate listing of the Grindrod Shipping Business is being pursued, among other reasons, because it will (i) allow shareholders to identify more clearly the different characteristics of the Freight Services and Financial Services businesses and the Grindrod Shipping Business (through Grindrod Shipping) and to value them separately, (ii) allow management of each business to focus solely on that business and pursue their respective strategies, (iii) provide relevant employees of each business stock-based incentives linked solely to their employer and (iv) enable each company to elect an appropriately sized board of directors comprised of individuals with the skills and sector knowledge relevant to each business. NASDAQ is an efficient and mature stock market, with investors and analysts familiar with the shipping industry and its dynamics. There are currently 15 shipping companies listed on NASDAQ with a market capitalisation of approximately US$2.7 billion.  There are currently no pure play shipping companies listed on the JSE.

4.                                 DETAILS OF THE PROPOSED TRANSACTION

4.1.                     Implementation mechanics of the Proposed Transaction

The implementation mechanics of the Proposed Transaction have been divided into separate steps for ease of reference. The separate steps will however be implemented on an inter-conditional and indivisible basis on the Implementation Date:

4.1.1.                                  Grindrod Shipping Business Disposal

On the Implementation Date Grindrod will sell to Grindrod Shipping all the shares it holds in:

4.1.1.1.     GSPL for $279 685 000, to be settled by the issue by Grindrod Shipping of the GSPL CCNs; and

4.1.1.2.     GSSA for $40 998 000, to be settled by the issue by Grindrod Shipping of the GSSA CCNs.

The GRIN CCNs will have an aggregate value of $320 683 000.

4.1.2.                                  Terms of the Compulsorily Convertible Notes

In order to meet Singapore law requirements 1 (one) certificate will be issued to Grindrod in respect of all the CCNs (the “CCN Certificate”) in settlement of the purchase consideration under the GSPL SPA and the GSSA SPA.

The CCNs shall not be interest bearing. The conversion of the CCNs will be conditional upon the completion of the Grindrod Distribution and shall only be for the benefit of Ordinary Shareholders. For purposes of clarity, conversion cannot take place whilst a CCN is held by Grindrod prior to the Grindrod Distribution. This conversion condition will be triggered and the CCNs will convert to the Consideration Shares upon the deemed receipt by Ordinary Shareholders of the CCNs. Ordinary Shareholders should take note that by approving the Proposed Transaction at the General Meeting, all Ordinary Shareholders will be deemed to have waived their rights to receive the physical certificates representing the CCNs and have irrevocably authorised Grindrod Shipping to convert the CCNs into Consideration Shares pursuant to the terms of the CCNs and in the manner described herein.

In order to implement the abovementioned steps, the CCN Certificate will be endorsed to the effect that the CCNs have been distributed to the Grindrod Shareholders, with a copy of the Share Register (for Grindrod Shareholders) as at the Record Date and the basis of the Grindrod Distribution.

Once the Consideration Shares have been issued, the CCN Certificate will be cancelled and the Grindrod Shipping share register will be updated to reflect the Grindrod Shareholders and Grindrod as shareholders in Grindrod Shipping.

4.1.3.                                  Grindrod Distribution to Ordinary Shareholders

On the Implementation Date, immediately post the Disposal, the Board will make the Grindrod Distribution on a pro rata basis to all the Ordinary Shareholders. The Grindrod Distribution to all Qualifying SA Corporates will be a dividend in specie, whereas the Grindrod Distribution to all Ordinary Shareholders other than Qualifying SA Corporates will be a return of capital and made out of the CTC of Grindrod. The entitlement of Ordinary Shareholders to

CCNs as well as Fractional Entitlements is set out in paragraphs 4.1.4 – 4.1.6 below.

Shareholders are referred to Annexure F to this Circular which sets out, on an indicative basis, the relevant tax treatment of the Grindrod Distribution.

4.1.4.                                  Entitlement

The number of CCNs to which an Ordinary Shareholder will be entitled will be determined with reference to the number of Ordinary Shares held on the Grindrod Distribution Record Date and is set out in the Table of Entitlement in Annexure D to this Circular. The application of the Entitlement Ratio is subject to rounding down, in accordance with the standard JSE rounding convention, and only whole numbers of CCNs will distributed.

Certificated Shareholders will have their entitlements credited to a nominee account with the Transfer Secretaries.

If you are a Dematerialised Shareholder, you should receive notification from your CSDP or Broker regarding the CCNs to which you are entitled in terms of the Grindrod Distribution. Dematerialised Shareholders will have their CSDP or Broker accounts automatically credited.

4.1.5.                                  Fractional Entitlements

The application of the Entitlement Ratio is subject to rounding down, in accordance with the standard JSE rounding convention, and only whole numbers of CCNs will distributed. Fractional Entitlements will be settled in cash.

4.1.6.                                  Holdings of odd lots in multiples other than 100 Ordinary Shares

Ordinary Shareholders holding less than 100 Ordinary Shares, or not holding a whole multiple of 100 Shares, will be entitled, in respect of such holdings, to participate in the Grindrod Distribution in accordance with the Table of Entitlement in Annexure E to this Circular.

4.1.7.                                  Conversion of the GRIN Compulsorily Convertible Notes

Upon the deemed receipt of the CCNs by the Ordinary Shareholders, the CCNs will immediately and automatically convert on the Implementation Date into Consideration Shares in accordance with their terms and in the ratio of 1 CCN to 1 Consideration Share and the CCNs will automatically be cancelled on conversion. Grindrod Shipping will take all necessary actions to issue and allot the Consideration Shares to the Ordinary Shareholders.

4.1.8.                                  Grindrod Shipping Listings on NASDAQ and the JSE

4.1.8.1.                      The NASDAQ Listing

Grindrod Shipping has applied to have the Grindrod Shipping Ordinary Shares approved for quotation on NASDAQ under the symbol “GRIN”.

Subject to, inter alia, the requisite Shareholder approval, the Grindrod Shipping Ordinary Shares will list and trade on NASDAQ with effect from the commencement of business in New York on [Monday, 18 June] 2018. For this purpose, the Form 20-F is being provided to Ordinary Shareholders.

4.1.8.2.                      The JSE Listing

The JSE has granted Grindrod Shipping, subject to, inter alia, the requisite shareholder approval, a secondary inward listing in the “Industrials-Transportation Services” sector of the main board of the JSE, with the share code GSH and under the abbreviated name GRINSHIP. For this purpose, the Grindrod Shipping PLS is being provided to Ordinary Shareholders together with this Circular.

The Grindrod Shipping Ordinary Shares will list and trade on the JSE with effect from the commencement of trading on [Tuesday, 19 June] 2018.

Following the Conversion all Ordinary Shareholders will receive Consideration Shares on the JSE register. Following the Listings, Grindrod Shipping Ordinary Shares will be fully fungible between the JSE and NASDAQ registers.

4.1.9.                                  Voting rights

All of the 762 553 314 issued Ordinary Shares rank pari passu with each other and can vote.

In accordance with the Preference Share Terms, the Preference Shareholders will have voting rights on the Proposed Transaction in proportion to the nominal value of their Preference Shares, as against the aggregate nominal value of all the Shares in Grindrod, which currently equates to the Preference Shareholders in aggregate being entitled to exercise 13.2351% of the total voting rights in Grindrod. It is, however, further provided that the total votes exercisable by Preference Shareholders at a general meeting shall not exceed 25% less one vote, of the votes exercisable by all Shareholders present or represented by proxy at such general meeting.  If the aggregate votes exercisable by Preference Shareholders would otherwise exceed that limit, each Preference Shareholder shall be entitled to the aforesaid proportional voting rights in respect of one-quarter only of his Preference Shares and, in respect of the other three-quarters, such lower proportion as will result in the total voting rights exercisable by all Preference Shareholders at such General Meeting not exceeding such limit.  (Refer to paragraph 6.5 of this Circular on Preference Shares and Preference Shareholders for additional detail on the Preference Share Terms).

Every Shareholder present or represented by proxy at the General Meeting shall vote on a poll, determined in accordance with the voting rights associated with the Ordinary Shares and/or Preference Shares held by that Shareholder.

4.1.10.                            Shareholder approvals

The Disposal to Grindrod Shipping constitutes a Category 1 Transaction in terms of the JSE Listings Requirements and, as such, requires the approval of more than 50% of the total voting rights exercised by Shareholders in a General Meeting. As the Disposal, the Distribution, the Conversion and the Listings are inter-conditional and indivisible, if more than 50% of Shareholders’ voting rights exercised are against the Disposal, the entire Proposed Transaction will fail.

4.2.                        Conditions precedent

The Proposed Transaction is subject to, inter alia, fulfilment or waiver, where capable of waiver, of the following conditions precedent:

4.2.1.                                    Condition precedent to the GSSA SPA

The disposal of GSSA to Grindrod Shipping is subject to fulfilment of the following condition precedent by not later than the Long Stop Date -

•    the Implementation Agreement has been concluded and has become unconditional in accordance with its terms (save for any condition regarding the unconditionality of the GSSA SPA).

4.2.2.                                    Condition precedent to the GSPL SPA

The disposal of GSPL to Grindrod Shipping is subject to fulfilment of the following condition precedent by not later than the Long Stop Date -

•    the Implementation Agreement has been concluded and has become unconditional in accordance with its terms (save for any condition regarding the unconditionality of the GSPL SPA).

4.2.3.                                    Conditions precedent to the Implementation Agreement

The implementation of the Proposed Transaction is subject to fulfilment of the following conditions precedent by not later than the Long Stop Date -

•    all of the resolutions set out in Annexure A to the Implementation Agreement (being those resolutions set out in the notice of the General Meeting of Shareholders incorporated in this Circular) are duly passed at the General Meeting; and

•    the Listings Documents are duly issued by Grindrod Shipping and provided to the Ordinary Shareholders.

The date for the fulfilment of the conditions precedent to the Implementation Agreement may be extended until such later date as may be agreed in writing between Grindrod, GSSA, GSPL and Grindrod Shipping.

4.3.                        Pro forma financial effects of the Proposed Transaction

The pro forma financial statements have been included as Annexure A to this Circular and have been prepared for illustrative purposes only to provide information about how the Proposed Transaction may have affected the financial position of Grindrod Group assuming that the Proposed Transaction had been implemented on 31 December 2017 for purposes of the statement of financial position, net assets per share and tangible net assets per share and implemented on 1 January 2017 for purposes of the statement of comprehensive income, earnings per share and headline earnings per share.

The pro forma financial statements of Grindrod, including the assumptions on which they are based and the financial information from which they have been prepared, are the responsibility of the Board.

The pro forma financial statements have been prepared in compliance with IFRS, the SAICA guide on pro forma financial information and in accordance with Grindrod’s accounting policies, which are consistent with those accounting policies adopted in preparing Grindrod’s annual financial statements.

Due to their nature, they may not fairly represent Grindrod’s financial position, changes in equity, results of operations or cash flows after the Proposed Transaction.

The Independent Reporting Accountants’ assurance report on the pro forma financial statements is set out in Annexure B of this Circular.

4.4.                      Taxation considerations

The tax implications of the Proposed Transaction on an Ordinary Shareholder will depend on the individual circumstances of each Ordinary Shareholder. Accordingly, Ordinary

Shareholders are advised to obtain independent tax advice in relation to the tax implications of the Proposed Transaction.

Annexure F sets out the indicative tax consequences for Ordinary Shareholders.

4.5.                        Exchange control

The following is a summary of the Exchange Control Regulations insofar as they have application to the Ordinary Shareholders in terms of the Proposed Transaction. This summary is not comprehensive and is intended as a guide only. If Ordinary Shareholders have any doubts regarding their obligations in terms of the Exchange Control Regulations, they are advised to consult their professional advisors.

4.5.1.                                  Residents of the Common Monetary Area

In the case of:

4.5.1.1.     Certificated Shareholders whose registered addresses in the Register are within the Common Monetary Area and whose document(s) of title are not restrictively endorsed in terms of the Exchange Control Regulations, Consideration Shares will be posted to such Ordinary Shareholders, in accordance with the “Action required by Shareholders” section of this document as set out on page 9; or

4.5.1.2.     Dematerialised Shareholders whose registered addresses in the Register are within the Common Monetary Area and who have not been restrictively endorsed in terms of the Exchange Control Regulations, Consideration Shares will be transferred directly to the accounts nominated for the relevant Ordinary Shareholders by their duly appointed CSDP or Broker in terms of the provisions of the custody agreement with their CSDP or Broker.

4.5.2.                                    Emigrants from the Common Monetary Area

In the case of Ordinary Shareholders who are emigrants from the Common Monetary Area and whose registered addresses are outside the Common Monetary Area, the Consideration Shares will:

4.5.2.1.     in the case of Certificated Shareholders whose document(s) of title have been restrictively endorsed under the Exchange Control Regulations, be endorsed “non-resident” and deposited with the Authorised Dealer in foreign exchange in South Africa controlling such Certificated Shareholders’ blocked assets in terms of the Exchange Control Regulations. It will be incumbent on the shareholder concerned to approach the Authorised Dealer controlling such Certificated Shareholders’ blocked assets and instruct the Authorised Dealer accordingly; or

4.5.2.2.     in the case of Dematerialised Shareholders, be transferred to the emigrant blocked accounts of the Shareholders held at the CSDP of the Authorised Dealer controlling the particular emigrants’ blocked assets, or the CSDP contracted by such an Authorised Dealer, under the auspices of the controlling Authorised Dealer.

The CSDP or broker must ensure that all requirements of the Exchange Control Regulations are adhered to in respect of their clients falling into this category of investor, whether their Consideration Shares are held in certificated or dematerialised form.

4.5.3.                                  All other non-residents of the Common Monetary Area

The Consideration Shares accruing to Non-Resident Shareholders whose registered addresses are outside the Common Monetary Area and who are not emigrants from the Common Monetary Area will:

4.5.3.1.     in the case of Certificated Shareholders, whose document(s) of title have been restrictively endorsed under the Exchange Control Regulations, be deposited with an Authorised Dealer nominated by such Non-Resident Shareholder. It will be incumbent on the Non-Resident Shareholder concerned to nominate the Authorised Dealer and instruct the Authorised Dealer accordingly; or

4.5.3.2.     in the case of Dematerialised Shareholders, be credited by their duly appointed CSDP or Broker directly to the accounts nominated by the Non-Resident Shareholders in terms of the provisions of the custody agreement with his/her/its CSDP or Broker.

4.5.4.                                  Information not provided

If the information regarding the Authorised Dealer is not given or instructions are not given as required, the Consideration Shares will be held by the Transfer Secretaries for the benefit of those Ordinary Shareholders concerned, pending receipt of the necessary information or instructions.

4.6.                        Board opinion and recommendation

The Board has considered the terms and conditions of the Proposed Transaction and is of the view that the Proposed Transaction is in the best long term interests of the Company and its Shareholders. Accordingly, the Board is of the opinion that the Proposed Transaction should be supported and unanimously recommends that Shareholders vote in favour of the Resolutions to be proposed at the General Meeting. Furthermore, the Board members who own Ordinary Shares and/or Preference Shares intend to vote in favour of the Proposed Transaction at the General Meeting.

5.                                 INFORMATION ON THE GRINDROD SHIPPING BUSINESS

5.1.                     Name, address and incorporation date:

Grindrod Shipping (South Africa) Proprietary Limited

Registration number: 1975/002219/07

Registered address: Grindrod House, 106 Margaret Mncadi Avenue, Durban, (PO Box 1, Durban, 4000)

Place of incorporation: South Africa

Date of incorporation: 9 July 1975

Grindrod Shipping Pte. Ltd. (Singapore)

Registration number: 200407212K

Registered address: 200 Cantonment Road, #03-01 Southpoint, Singapore, 089763

Place of incorporation: Singapore

Date of incorporation: 10 June 2004

Grindrod Shipping Holdings Ltd. (Singapore)

Registration number: 201731497H

Registered address: 10 Anson Road, #32-15 International Plaza, Singapore 079903

Place of incorporation: Singapore

Date of incorporation: 2 November 2017

5.2.                     Overview and prospects of the Grindrod Shipping business

The overview and prospects of the Grindrod Shipping business has been included in the Grindrod Shipping PLS. The Grindrod Shipping PLS has been incorporated by reference and is available in the Disclosure Package posted to the Shareholders and is available for inspection at Grindrod’s registered office during business hours in accordance with the provisions of paragraph 13.

5.3.                     Historical financial information of Grindrod Shipping

The historical financial information of GSSA and GSPL for the financial years ended [31 December 2015, 31 December 2016 and 31 December 2017] has been combined and adjusted for the exclusion of OACL and Unicorn Bunker Barges. The historical financial information in respect of the years ended 31 December 2015, December 2016 and December 2017 are the responsibility of the Directors and have been prepared in accordance with IFRS and the SAICA financial reporting guides and Grindrod’s accounting policies.

The historical financial information of Grindrod Shipping for the financial years ended 31 December 2015, 31 December 2016 and 31 December 2017, has been included in the Grindrod Shipping PLS. The Grindrod Shipping PLS has been incorporated by reference and is available in the Disclosure Package posted to the Shareholders and is available for inspection at Grindrod’s registered office during business hours in accordance with the provisions of paragraph 13.

5.4.                     Material change

Save for the Proposed Transaction and the sale of OACL and Unicorn Bunker Barges to Grindrod, there have been no material changes in the financial or trading position of GSSA and/or GSPL since the publication of their audited results for the year ended 31 December 2017 and the Last Practicable Date.

5.5.                     Material contracts

The dates and nature of parties to every material contract entered into either verbally or in writing by Grindrod Shipping, any of its major subsidiaries or by any subsidiary where it is material to the applicant, being restrictive funding arrangements and/or a contract entered into otherwise than in the ordinary course of business carried on, or proposed to be carried on, by the applicant or any of its subsidiaries, and entered into (i) within the 2 (years) prior to the date of the Grindrod Shipping PLS or (ii) at any time and containing an obligation or settlement that is material to Grindrod Shipping or its subsidiaries at the date of the Grindrod Shipping PLS, are set out in annexure 8 of the Grindrod Shipping PLS.

5.6.                     Material loans

Details of the material loans made to GSSA and GSPL as at the Last Practicable Date, are disclosed in Annexure C of this Circular.

5.7.                        Vendors

GSSA and GSPL have not acquired any material assets from vendors during the three years preceding the date of this Circular.

5.8.                        Litigation statement

There are no legal or arbitration proceedings, pending or threatened, of which GSSA and GSPL are aware, that may have or have had, in the 12 month period prior to the Last Practicable Date, a material effect on the financial positions of GSSA, GSPL or the Grindrod Group.

6.                                    INFORMATION ON GRINDROD LIMITED

6.1.                        Overview of the Grindrod Group’s business

Grindrod currently comprises three divisions, namely Shipping, Freight Services and Financial Services.

Shipping operates a diversified fleet of owned, long-term chartered and joint-venture dry-bulk, liquid-bulk and container vessels across the world, complemented by the supply of marine fuel and lubricants. The container vessel business is operated under OACL and certain delivery services are operated by Unicorn Bunker Barges. OACL, Unicorn Bunker Barges and the marine fuel and lubricants supply businesses will remain in Grindrod post the Proposed Transaction.

Freight Services invests in and manages infrastructure and resources to achieve its mission to be the preferred provider of a broad range of freight logistics services, mainly on the African continent. The division integrates group infrastructure and logistics and freight-agency services to move dry and liquid-bulk commodities, vehicles and containers along import/export corridors. The integration of logistics infrastructure includes port operations, terminals, stevedoring, intermodal solutions, warehousing, distribution, road transportation and freight-agency services. This division manages the transportation of vehicles and fuel through its fleet of specialised vehicles and provides containerised cargo and cargo-handling services. Other logistics operations include ships agency and clearing and forwarding services. Agricultural logistics provides inputs to agricultural producers as well as market access and storage and logistics of bulk agricultural products.

Financial Services creates value and achieves growth through its suite of niche investments, asset management, property finance and retail services. Financial Services comprises Grindrod Bank Limited, a registered credit and an authorised financial-services provider regulated by the South African Reserve Bank, and Bridge Fund Managers, a subsidiary of Infinitus Holdings Proprietary Limited, a registered investment-management company and a Financial Services Board authorised financial-services provider.

6.2.                        Grindrod Group prospects

Despite poor trading conditions, the group remains cash generative at operating level and well positioned to capitalise on opportunities. Grindrod management will continue its strategic focus on the Freight and Financial Services businesses. The board is confident that Grindrod has the resources, skills and expertise to continue pursuing its strategic objectives for each of the remaining businesses after the Proposed Transaction, to the benefit of all stakeholders.

6.3.                        Share capital

The share capital of Grindrod as at the Last Practicable Date is set out below:

Authorised Shares	R’000
2 750 000 000 Ordinary Shares of 0.002 cents each	55
20 000 000 Preference Shares of 0.031 cents each	6

Issued Shares (including treasury shares)
762 553 314 Ordinary Shares	15
7 400 000 Preference Shares	2

Shares held in treasury
10 618 395 Ordinary Shares	0

6.4.                        Major Shareholders

Insofar as is known to Grindrod, the following Ordinary Shareholders, other than Directors, beneficially held, directly or indirectly, an interest of 5% or more of the Ordinary Shares in issue as at the Last Practicable Date:

Shareholder	Direct beneficial shareholding	% of TSO
Industrial Partnership Investments (Remgro)	173 183 235	22.71
Government Employees Pension Fund	77 486 926	10.16
Grindrod Investments Proprietary Ltd.	76 909 634	10.09
Newshelf 1279 Proprietary Ltd.	64 000 000	8.39
PSG Konsult	56 829 711	7.45

As at the Last Practicable Date no Preference Shareholder held an interest of 5% or more of the Preference Shares.

There is no history of any change in controlling shareholder(s) or in the trading objects of the Grindrod Group during the five years preceding the Last Practicable Date.

6.5.                        Preference Shares and Preference Shareholders

Each Preference Share confers upon the relevant Preference Shareholder the right to receive out of the profits of Grindrod which it determines to distribute, the Preference Dividends, in priority to any payment of dividends or other distributions to the Ordinary Shareholders.

The Preference Dividend payable per Preference Share in respect of each Preference Dividend Period shall be calculated in accordance with the methodology set out in the Preference Share Terms.

The Preference Shares are expressly non-participating and, provided that the Preference Dividends in respect of all completed Preference Dividend Periods have been paid, which is the case, are not entitled to participate in the Grindrod Distribution.

The Preference Shareholders have received the Preference Dividend in respect of the last completed Preference Dividend Period, the completion date of which was 31 December 2017.  Accordingly, no dividend rights will exist in respect of the Preference Shares until the next Preference Dividend Period is completed (which will be on 30 June 2018).

6.6.                        Directors’ interests in Ordinary Shares and Preference Shares

The table below sets out the direct and indirect beneficial interests of the Directors (including any associates of any Director) as at the Last Practicable Date. This includes the interest of persons who are no longer Directors, but resigned during the last 18 months.

Ordinary Shares	Beneficial		Held by associates	Total	%
	Direct	Indirect
MJ Hankinson	27 000	-	8 000	35 000	0.00
B Ntuli	110 000	-	-	110 000	0.01
AK Olivier[1]	3 100 749	-	-	3 100 749	0.41
DA Polkinghorne	162 262	-	-	162 262	0.02
AG Waller	457 858	-	-	457 858	0.06
SDM Zungu	4 228	-	-	4 228	0.00
MR Wade[2]	400 000	-	-	400 000	0.05
Total	4 262 097	-	8 000	4 270 097	0.56

1.            AK Olivier retired as chief executive officer and an executive Director on 31 July 2017

2.            MR Wade resigned as an executive Director on 1 November 2017

Preference Shares	Beneficial		Held by associates	Total	%
	Direct	Indirect
PJ Uys	1 609	-	-	1 609	0.02
Total	1 609	-	-	1 609	0.02

6.7.                        Directors’ interests in transactions

As at 31 December 2017 no director of Grindrod Limited had any direct or indirect interests in transactions of the Grindrod Group.

6.8.                        Directors’ remuneration and benefits

The Proposed Transaction does not result in any changes to the remuneration payable to executive and non-executive Directors in the form of:

•                 fees for services as a Director;

•                 management, consulting, technical or other fees paid for such services rendered, directly or indirectly, including payments to management companies, a part of which is then paid to a director of Grindrod;

•                 basic salaries;

•                 bonuses and performance-related payments;

•                 sums paid by way of expense allowance;

•                 contributions paid under any pension scheme;

•                 any commission, gain or profit sharing arrangements;

•                 any share options or any other right that has been given to subscribe for Grindrod shares; or

•                 any shares issued and allotted in terms of a share purchase/ option scheme for employees.

6.8.1.                                      Remuneration after implementation of the Proposed Transaction

MR Wade, MJ Hankinson and AG Waller will participate in a value realisation incentive following the successful execution of the Proposed Transaction.

The amount to be paid will be determined as follows:

A = Grindrod market capitalisation based on a share price of R11.00 per Ordinary Share.

B = Grindrod market capitalisation based on the 20-day volume weighted average share price at that date three months following the execution of the separate listing of Shipping

C = Grindrod Shipping market capitalisation based on the 20-day volume weighted average share price at that date three months following the execution of the separate listing of Shipping

Incentive = 0,4% x ((B+C) – A)) for MR Wade.

The award to MR Wade is subject to a minimum payment of R 7.5 million and will be settled by Grindrod. The incentive for each of MJ Hankinson and AG Waller will be, 50% of the incentive paid to MR Wade and will be settled by Grindrod.

6.8.2.                                      Treatment of unvested awards held under the Grindrod share plans

6.8.2.1.                      Ordinary Share price linked option scheme

The share price linked options are linked to the Grindrod Ordinary Share price and are cash settled and therefore not classified as equity-settled in terms of the JSE Listings Requirements. The options relating to Grindrod Shipping Participants will be valued in terms of the Black-Scholes valuation methodology at the last possible date and will be cash settled. Based on the valuation determined at the 31 December 2017 Grindrod Ordinary Share price, an amount of R4.5 million in aggregate would be payable to all the respective Grindrod Shipping Participants.

The Grindrod Participants will continue on the scheme in line with the provisions of the rules. The strike price and number of options will be adjusted to take into account the Proposed Transaction, but the instruments will remain over Grindrod Ordinary Shares.

The number of adjusted awards will be:  m = n x P / (P – L) and the adjusted strike price will be: T = S x (P – L) / P, where:

m is the adjusted number of awards and T is the adjusted strike price;

n is the original number of awards, and S is the original strike price;

P is the value of a Grindrod Ordinary Share immediately before the Proposed Transaction, on the basis of the 20-day volume weighted average price; and

L is the equivalent value of a CCN per Grindrod Ordinary Share, determined by applying the Entitlement Ratio.

The vesting dates and remainder of the conditions attached to the awards will remain the same. On vesting, these will be settled based on the price of Grindrod Ordinary Shares at the time of vesting.

6.8.2.2.                      Forfeitable share plan

The rules, as approved by Shareholders, provide for continued participation by continuing Grindrod employees (namely Grindrod Participants) in the event of a demerger transaction. As the Grindrod Participants are Grindrod Ordinary Shareholders by virtue of the forfeitable Grindrod Ordinary Shares that they hold, their unvested forfeitable Grindrod Ordinary Shares will be subject to the Grindrod Distribution and their forfeitable shares would comprise both Grindrod Ordinary Shares and Grindrod Shipping Ordinary Shares.

In order to ensure participants are treated fairly and reasonably, and for the Grindrod Participants to remain aligned to Grindrod Shareholders, upon the receipt of Grindrod Shipping Ordinary Shares as forfeitable shares, such shares will compulsorily be exchanged for additional forfeitable Grindrod Ordinary Shares on a value for value basis. The further motivation for the exchange is to recognise the contribution of Grindrod Participants to the value of the combined Grindrod Group, up until the time of the Proposed Transaction, and then to reward future performance on the basis of the performance of Grindrod as the entity which employs the participant.  For purposes of the exchange of forfeitable Grindrod Shipping Ordinary Shares for forfeitable Grindrod Ordinary Shares:

•                 the Grindrod Shipping Ordinary Shares will be valued at the face value of the GRIN CCNs and;

•                 the value of the Grindrod Ordinary Shares will be based on the 20-day volume weighted average price of the Grindrod Ordinary Shares immediately prior to the Proposed Transaction less the equivalent value of the GRIN CCNs per Grindrod Ordinary Share, determined by applying the Entitlement Ratio.

This will ensure that the awards have the same value immediately before and after the Proposed Transaction.

The restructured forfeitable share plan awards will continue to be subject to the provisions of the original grant and will vest on the originally determined vesting dates.

The rules further provide that in instances where a group company is no longer part of the group, awards held by participants who will no longer be part of the group (namely Grindrod Shipping Participants) should early vest. Grindrod Shipping Participants will therefore no longer participate in the Grindrod forfeitable share plan after the Proposed Transaction is implemented and a portion of their unvested awards will vest as a result. As these participants, like the Grindrod Participants, are Grindrod Ordinary Shareholders by virtue of the forfeitable Grindrod Ordinary Shares that they hold, their unvested forfeitable Grindrod Ordinary Shares will participate in the Grindrod Distribution and their forfeitable shares would comprise both Grindrod Ordinary Shares and Grindrod Shipping Ordinary Shares. Immediately following the Proposed Transaction, a portion of the award, comprising both Grindrod Ordinary Shares and their associated Grindrod Shipping Ordinary Shares, will early vest. The portion to vest will be determined based on the number of months between the award date and Implementation Date, relative to the total months of the vesting period. The balance of the forfeitable Grindrod Ordinary Shares and Grindrod Shipping Ordinary Shares will lapse.

During June 2017, 710 000 forfeitable Ordinary Shares were awarded to Grindrod Shipping Participants, with vesting on the date of the Proposed Transaction. These shares participate in the Grindrod Distribution and the Grindrod Shipping Ordinary Shares and Fractional Entitlements to which they are entitled are for the benefit of the participants.

6.9.                        Material loans

Details of the material loans made to Grindrod and/or any material loans to any of its subsidiaries, as at the Last Practicable Date, are disclosed in Annexure C of this Circular.

7.                                    WORKING CAPITAL STATEMENT

The Directors are of the opinion that pursuant to the implementation of the Proposed Transaction the working capital available to Grindrod and its remaining subsidiaries is sufficient for their present requirements, that is for the next 12 months from the Last Practicable Date. In addition, the Directors have considered the solvency and liquidity assessment, read with Section 46 of the Companies Act, and are satisfied that the Company meets the solvency and liquidity requirements.

8.         PRELIMINARY TRANSACTION EXPENSES

As at the Last Practicable Date, the estimated expenses in respect of the Proposed Transaction (excluding value-added tax) are set out below:

Details of the expense	Paid/Payable to	Estimated amount (ZAR’m)
Lead Financial Advisor and Transaction Sponsor	Rand Merchant Bank	30.0
US Legal Advisor	Fried, Frank, Harris, Shriver & Jacobson LLP	24.8
Independent Reporting Accountants	Deloitte & Touche	23.3
Financial Advisor	Clarksons Platou Securities, Inc	6.2
Legal and Tax Advisor as to South African Law	Edward Nathan Sonnenbergs Inc	5.0
Singapore-based Co-ordinating Counsel	Watson Farley & Williams LLP	2.5
Legal Advisor as to Singapore Law	Wong Tan & Molly Lim LLC	0.8
Printing, postage and other transaction costs		3.2
Total		95.7

Estimated expenses of approximately R80.0 million of the amounts included in the table above will be settled by Grindrod Shipping and the balance will be settled by the Grindrod Group.

9.         SHAREHOLDER SUPPORT

The following Ordinary Shareholders, collectively holding 314 092 869 Ordinary Shares, representing 41.19% of the Company’s issued ordinary share capital have provided written, support to vote in favour of the Proposed Transaction:

Shareholder	Number of Ordinary Shares	% of Ordinary Shares(1)
Remgro Limited(2)	173 183 235	22.71%
Grindrod Investments Proprietary Limited(3)	76 909 634	10.09%
Newshelf 1279 Proprietary Limited	64 000 000	8.39%
Total	314 092 869	41.19%

(1)       Total number of Grindrod Ordinary Shares in issue at Last Practicable Date: 762 553 314

(2)       Grindrod Investments Proprietary Limited has indicated that it would not dispose of such number of Grindrod Shipping Ordinary Shares it will receive as a result of the Distribution as constitutes 9.9% of Grindrod Shipping’s issued shares immediately on Listing for a minimum period of 6 months post the Listing, subject to no major events occurring during the period which could materially impact the markets (specifically the shipping markets) and as such would have a material impact on its financial position in Grindrod Shipping

(3)       Remgro Limited has indicated that it would not dispose of its shareholding in Grindrod Shipping arising from the Distribution for a minimum period of 12 months post Grindrod Shipping Listing, subject to no major events occurring during the period which could materially impact the markets (specifically the shipping markets) and as such would have a material impact on its financial position in Grindrod Shipping

10.       DIRECTORS’ RESPONSIBILITY STATEMENT

The Directors, whose names are set out on pages 4 and 20 of this Circular, collectively and individually, accept full responsibility for the accuracy of the information given and certify that to the best of their knowledge and belief there are no facts, the omission of which would make any statement false or misleading, that they have made all reasonable enquires to ascertain such facts, and that this Circular contains all information required by the JSE Listings Requirements.

11.       ADVISORS’ CONSENTS

Each of the Transaction Advisors and the Transfer Secretaries have consented in writing to their names appearing in this Circular and have not withdrawn their consent prior to the publication of this Circular.

The Independent Reporting Accountants have consented to the inclusion of their report in the form and context in which it is included in the Circular, which consent has not been withdrawn prior to the publication of the Circular.

12.       DOCUMENTS AVAILABLE FOR INSPECTION

The following documents or copies thereof, will be available for inspection at the registered office of Grindrod, during normal business hours from Thursday, [3 May 2018] up to and including [Thursday, 31 May 2018]:

•    the MOI;

•    the Grindrod Shipping constitution;

•    the GSPL SPA;

•    the GSSA SPA;

•    the Implementation Agreement;

•    the Grindrod Shipping PLS;

•    the Form 20-F;

•    the undertakings referenced in paragraph 9 of this Circular;

•    the material contracts listed in this Circular;

•    the consents referenced in paragraph 11 of this Circular;

•    a summary of the Directors’, managers’ and secretary/ies’ service contracts entered into during the last three years;

•    the audited annual financial statements of Grindrod for the three financial years ended 31 December 2015, 31 December 2016 and 31 December 2017;

•    the audited combined annual financial statements of Grindrod Shipping for the three financial years ended 31 December 2015, 31 December 2016 and 31 December 2017; and

•    a signed copy of this Circular.

13.       INCORPORATED BY REFERENCE

The Grindrod Shipping PLS has been incorporated by reference, is included in the Disclosure Package posted to Shareholders and is available for inspection on the Company’s website www.grindrod.com and at Grindrod’s registered office during normal business hours from Thursday, [3 May 2018] up to and including [Thursday, 31 May 2018].

For and on behalf of Grindrod Limited

This Circular was signed at Grindrod House for and on behalf of all the Directors in terms of resolutions of the Board passed on 23 March 2018.

By order of the Board

Grindrod Limited

Mrs C I Lewis

Company Secretary

Grindrod Mews

106 Margaret Mncadi Avenue

Durban, 4001 (PO Box 1, Durban, 4000)

Annexure A             Pro forma financial information of Grindrod

Basis of preparation

The definitions commencing on pages 12-17 of the circular statement have been used throughout this Annexure.

The Pro Forma Consolidated Financial information of Grindrod Group has been prepared for illustrative purposes only and, because of its nature, may not fairly present the Grindrod Group’s financial position, changes in equity, and results of operations or cash flows.

The Pro Forma Consolidated Financial information of the Grindrod Group is based on the audited consolidated financial results for Grindrod Group for the year ended 31 December 2017 prior to the separate listing.

The Pro Forma Consolidated Financial information of the Grindrod Group has been prepared to illustrate the impact of the separate listing on the historical financial information of the Grindrod Group and will include the following pro forma adjustments:

•                 Disposal of Shipping excluding the Unicorn Bunker Services (the financial information does not include OACL as this does not form part of the disposal group); and

•                 Transaction and other costs.

The Pro Forma Consolidated Financial information of the Grindrod Group has been prepared on the assumption that the separate listing occurred on 1 January 2017 for the consolidated statement of comprehensive income purposes and 31 December 2017 for the statement of financial position purposes.

The pro forma adjustments in respect of the pro forma consolidated statement of comprehensive income and pro forma consolidated statement of financial position are set out below:

- financial information relating to the Shipping Group;

- financial information relating to the excluded business, being Unicorn Bunker Services, within the Shipping Group;

- estimated profit on disposal of the Shipping Group based on current market value and net asset value as at 31 December 2017;

- transaction costs;

- Shipping Group treasury shares that will be acquired; and

- adjustments relating to other proforma entries.

The Pro Forma Consolidated Financial information of the Grindrod Group has been prepared using the accounting policies of the Grindrod Group as at 31 December 2017 which comply with IFRS prior to the separate listing, and in accordance with the applicable criteria of the JSE Listings Requirements and in terms of the SAICA Guide on Pro Forma Consolidated Financial information.  The Pro Forma Consolidated Financial Information of the Grindrod Group is the responsibility of the directors.

Pro forma consolidated statement of comprehensive income for the year ended 31 December 2017
	1	2	3	4	5	6	7	8
	Published and audited	Exclude Shipping Group	Add Unicorn Bunker Services	Profit on disposal of Shipping	Transaction cost	Treasury shares	Other pro forma entries	Grindrod excl Shipping
	R’000	R’000	R’000	R’000	R’000	R’000	R’000	R’000
Revenue	3 059 422	-						3 059 422

Earnings before interest, taxation, depreciation and amortization	621 981	-	-	-	(63 442)	33 189	(52 559)	539 169
Depreciation and amortisation	(195 844)	-	-	-			-	(195 844)
Operating profit/(loss) before interest and taxation	426 137	-	-	-	(63 442)	33 189	(52 559)	343 325
Non-trading items	129 272	-	-	-			-	129 272
Interest received	264 575	-	-	-			-	264 575
Interest paid	(97 850)	-	-	-			-	(97 850)
Profit / (loss) before share of joint venture and associate companies’ profit	722 134	-	-	-	(63 442)	33 189	(52 559)	639 322
Share of joint venture companies’ profit after taxation	111 475	-	-	-			-	111 475
Share of associate companies’ profit after taxation	60 481	-	-	-			-	60 481
Profit/(loss) before taxation	894 090	-	-	-	(63 442)	33 189	(52 559)	811 278
Taxation	(172 937)	-	-	-			6 317	(166 620)
Profit/(loss) for the year from continuing operations	721 153	-	-	-	(63 442)	33 189	(46 242)	644 658
Loss after tax from discontinued operations	(1 229 023)	890 637	31 081	2 507 677			(3 720)	2 196 652
(Loss)/profit for year	(507 870)	890 637	31 081	2 507 677	(63 442)	33 189	(49 962)	2 841 310
Attributable to:
Ordinary shareholders -continuing operations	(582 695)	890 637	31 081	2 507 677	(63 442)	33 189	(49 962)	2 766 963
From continuing operations	646 275					33 189	(16 242)	663 222
From discontinued operations	(1 228 970)	890 637	31 081	2 507 677	(63 442)		(33 720)	2 103 263
Preference shareholders	67 645							67 645
Owners of the parent	(515 050)	890 637	31 081	2 507 677	(63 442)	33 189	(49 962)	2 834 130
Non-controlling interests	7 180	-	-	-	-	-	-	7 180

From continuing operations	7 233							-		7 233
From discontinued operations	(53)							-		(53)
	(507 870)	890 637		31 081	2 507 677	(63 442)	33 189	(49 962)		2 841 310

Earnings per share information for the year ended 31 December 2017
			1	2	3	4	5	6	7	8
			Published and audited	Exclude Shipping Group	Add Unicorn Bunker Services	Profit on disposal of Shipping Group	Transaction cost	Treasury shares	Other pro forma entries	Grindrod excl Shipping
	Ordinary share performance
	Number of shares in issue less treasury shares	(000s)	751 640						930	752 570
	Weighted average number of shares (basic)	(000s)	751 164						930	752 094
	Diluted weighted average number of shares	(000s)	755 810						(930)	754 880
	Basic earnings/(loss) per share:	(cents)
	From continuing operations		86.0	-	-	-	-	4.4	(2.2)	88.4
	From discontinued operations		(163.6)	118.6	4.1	324.8	(8.4)	-	(4.5)	270.9
	Diluted earnings/(loss) per share:	(cents)
	From continuing operations		85.5	-	-	-	-	4.4	(2.2)	87.8
	From discontinued operations		(163.6)	117.8	4.1	322.8	(8.4)	-	(4.5)	268.2
	Headline earnings/(loss) per share from continuing operations:	(cents)
	Basic		76.0	-	-	-	-	4.4	(2.2)	78.3
	Diluted		75.5	-	-	-	-	4.4	(2.2)	77.8

		1	2	3	4	5	6	7	8
		Published and audited	Exclude Shipping Group	Add Unicorn Bunker Services	Profit on disposal of Shipping Group	Transaction cost	Treasury shares	Other pro forma entries	Grindrod excl Shipping

Earnings per share information for the year ended 31 December 2017
Reconciliation of headline earnings/(loss) from continuing operations
Loss attributable to ordinary shareholders	(cents)	86.0	-	-	-	-	4.4	(2.2)	88.2
Adjusted for:	(cents)	(10.2)	-	-	-	-	-	-	(10.2)
Impairment of goodwill	(cents)	-	-	-	-	-	-	-	-
Impairment of other investments	(cents)	16.8	-	-	-	-	-	-	16.8
Impairment of ships, intangibles, vehicles, terminals and equipment	(cents)	1.1	-	-	-	-	-	-	1.1
Net loss on disposal of investments	(cents)	(0.2)	-	-	-	-	-	-	(0.2)
Net profit on disposal of plant and equipment	(cents)	(2.3)	-	-	-	-	-	-	(2.3)
Foreign currency translation reserve release	(cents)	(32.7)	-	-	-	-	-	-	(32.7)
Joint ventures and associates:	(cents)	-	-	-	-	-	-	-	-
Impairment of ships, intangibles, vehicles and equipment	(cents)	2.2	-	-	-	-	-	-	2.2
Impairment of other investments	(cents)	4.2	-	-	-	-	-	-	4.2
Total non-controlling interest effects of adjustments	(cents)	-	-	-	-	-	-	-	-
Total taxation effects of adjustments	(cents)	0.7	-	-	-	-	-	-	0.7
		-							-
Headline earnings/(loss)	(cents)	75.8	-	-	-	-	4.4	(2.2)	78.0

Notes to pro forma consolidated statement of comprehensive income of Grindrod Group for the year ended 31 December 2017

1.            Column 1 presents the consolidated historical financial information relating to Grindrod Group (which includes OACL which is reported under the Freight segment of the Grindrod Group) prior to the separate listing, which was extracted from the audited final results and dividend announcement for the year ended 31 December 2017.

2.            Column 2 presents the consolidated Shipping financial information (as reflected in the Grindrod Group Shipping segment and includes Unicorn Bunker Services) prior to internal restructuring, audited by Deloitte, for the year ended 31 December 2017.  Shipping was classified as a discontinued operation in 2017.

3.            Column 3 presents the unadjusted financial information relating to the Unicorn Bunker Services business, audited by Deloitte, for the year ended 31 December 2017. The business will be disposed from Shipping and transferred to the Grindrod Group as part of an internal restructure and as such the income and expenditure relating to the business needs to be included in the Pro Forma Consolidated Financial information of the Grindrod Group.

4.            Column 4 presents the once off profit on sale that will be recognised on disposal of Shipping operations.  This includes a once off adjustment on the release of a credit foreign currency translation reserve (FCTR) of R2 499 118 to the income statement as result of the disposal and deconsolidation of Shipping.

5.            Column 5 presents the financial effects of expensing the remaining transaction costs amounting to R63.4 million, which relate directly to the separate listing of Shipping and which have been expensed. The total transaction cost amounts to R95.7 million of which R32.3 million was raised in 2017.  This will not have a continuing effect on the Grindrod Group statement of comprehensive income.

6.            Column 6 presents the number of Grindrod Shipping Ordinary Shares (159 583 Grindrod Shipping Ordinary Shares at $16.82 per share converted at the relevant ZAR/US$ exchange rate) that will be received as a dividend in specie as part of the separate listing due to Grindrod Group’s treasury shares held by a subsidiary company. This will not have a continuing effect on the Grindrod Group statement of comprehensive income.

7.            Column 7 presents the financial effects of other pro forma adjustments as follows:

a. The administration fee income of R22.6 million from Shipping which will no longer be payable to Grindrod Group subsequent to the separate listing. The related tax on the administration fee has been included in the Grindrod Group statement of comprehensive income.  This adjustment will have a continuing effect on the Grindrod Group statement of comprehensive income.

b. The adjustment for the ordinary share price linked option scheme which results in a decrease in the scheme provision of R11.2 million of which R6.7 million has been released to the income statement and the balance paid to Grindrod Shipping participants.  Further details are disclosed in the director remuneration section of the circular.

c. The value realisation incentive estimated of R30.0 million on the successful implementation of the proposed structure which is disclosed in the in the directors’ remuneration section of the circular.

d. A R10.4 million adjustment for the accelerated vesting on the forfeitable share plan relating to the Grindrod Shipping participants.  Refer to the directors’ remuneration section of the circular for additional details.

Transactions b, c and d are will have no continuing effect on the Grindrod Group statement of comprehensive income and have no tax effects as these are capital in nature.

8.            Column 8 presents the consolidated pro forma’s statement of comprehensive income of the Grindrod Group subsequent to the adjustments detailed in points 2 to 7 above.

Pro forma consolidated statement of	1	2	3	4	5	6	7
financial position as at 31 December 2017	Published and audited	Exclude Shipping Group	Add Unicorn Bunker Services	Transaction cost	Treasury shares	Other proforma entries	Grindrod excl Shipping
	R’000	R’000	R’000	R’000	R’000	R’000	R’000

ASSETS

Non-current assets	7 957 893	-	-	-	33 189	-	7 991 082
Ships, property, terminals, vehicles and equipment	1 478 003						1 478 003
Goodwill and intangible assets	710 909						710 909
Investments in joint ventures	2 453 230						2 453 230
Investments in associates	867 220						867 220
Investment properties	125 649						125 649
Investment in subs	-						-
Other investments	2 263 569				33 189		2 296 758
Deferred taxation assets	59 313						59 313

Loans and advances to bank customers	7 149 198						7 149 198

Liquid assets and short-term negotiables	1 763 875						1 763 875

Current assets	18 078 004	(5 957 751)	147 390	(63 442)	-	(34 510)	12 169 691
Inventories	56 510						56 510
Trade and other receivables	2 377 229						2 377 229
Taxation	32 592						32 592
Current portion of financial assets	-						-
Non-current assets held for sale	6 641 399	(5 865 449)	147 390				923 340
Bank balances and cash	8 970 274	(92 302)		(63 442)		(34 510)	8 780 020

Total assets	34 948 970	(5 957 751)	147 390	(63 442)	33 189	(34 510)	29 073 846

Pro Forma consolidated statement of	1	2	3	4	5	6	7
financial position as at 31 December 2017 (continued)	Published and audited	Exclude Shipping Group	Add Unicorn Bunker Services	Transaction cost	Treasury shares	Other proforma entries	Grindrod excl Shipping
	R’000	R’000	R’000	R’000	R’000	R’000	R’000

EQUITY AND LIABILITIES
Capital and reserves	14 197 482	(3 945 702)	-	(63 442)	33 189	(23 345)	10 198 182
Share capital and premium	5 992 756	-					5 992 756
Equity compensation reserve	58 364	12 292				10 375	81 031
Non-distributable reserves	3 461 715	(2 500 871)		-	-	-	960 844
Retained income	4 639 988	(1 457 123)		(63 442)	33 189	(33 720)	3 118 892
Non-controlling interests	44 659	-					44 659

Non-current liabilities	1 326 420	-	-	-	-	-	1 326 420
Interest bearing borrowings	295 429						295 429
Financial Services funding instruments	720 137						720 137
Post-retirement medical aid	25 403						25 403
Provisions	21 857						21 857
Derivative financial liabilities	18 939						18 939
Deferred taxation liabilities	244 655						244 655

Deposits from bank customers	14 640 363						14 640 363

Current liabilities	4 784 705	(2 012 049)	147 390	-	-	(11 165)	2 908 881
Trade and other payables	1 266 437						1 266 437
Short term borrowings and overdraft	243 661						243 661
Taxation	33 923						33 923
Current portion of interest bearing borrowings	106 220						106 220
Current portion of Financial Services funding instruments	738 953						738 953
Non-current liabilities held for sale	2 395 511	(2 012 049)	147 390			(11 165)	519 687
Total Equity and Liabilities	34 948 970	(5 957 751)	147 390	(63 442)	33 189	(34 510)	29 073 846

Net asset value per share	1 790						1 258
Net tangible asset value per share	1 786						1 254

Notes to pro forma consolidated statement of financial position of Grindrod Group for the year ended 31 December 2017

1.            Column 1 presents the historical financial information relating to Grindrod Group (which includes OACL as it falls within the Freight segment of the Grindrod Group) prior to the separate listing, which was extracted from the audited final results and dividend announcement for the year ended 31 December 2017.

2.            Column 2 presents the consolidated Shipping financial information (as reflected in the Grindrod Group Shipping segment and includes Unicorn Bunker Services) prior to internal restructuring, audited by Deloitte, for the year ended 31 December 2017 adjusted for an anticipated profit on disposal of Shipping Group of R2.5 billion less dividend in specie of $320.0 million converted at R12.39/US$.

Shipping balances that are reflected in column 2 represent the offshore shipping US dollar based company (“GSPL”) as well as the ZAR shipping company (“GSSA”). The US dollar company is translated in terms of IAS 21 - the effects of changes in foreign exchange rates as follows:

•             At year end the assets and liabilities of the US dollar based shipping company is translated at the Grindrod Limited Group closing rate of R12.39/US$;

•             The reportable profit is translated at the Grindrod Limited Group average rate of exchange of R13.36/US$;

•             The difference between retained Income in ZAR and the US dollar based retained income translated at the closing rate is reflected as foreign currency translation reserve in the Non-distributable reserves on the balance sheet above.

3.            Column 3 presents the unadjusted financial information relating to the Unicorn Bunker Services business, audited by Deloitte, for the year ended 31 December 2017. The business will be disposed from the Shipping Group and transferred to the Grindrod Group as part of an internal restructure and as such the balance sheet relating to the business is to be included in the pro forma consolidated financial information of the Grindrod Group

4.            Column 4 presents the financial effects of expensing the remaining transaction costs amounting to R63.4 million, which relate directly to the separate listing of Shipping which have been expensed. The total transaction cost amounts to R95.7 million of which R32.3 million was raised in 2017.

5.            Column 5 presents the number of Grindrod Shipping Ordinary Shares (159 583 Grindrod Shipping Ordinary Shares at $16.82 per share converted at the relevant ZAR/US$ exchange rate) that will be received as part of the separate listing due to Grindrod Group’s treasury shares held by a subsidiary company.

6.            Column 6 presents the financial effects of other pro forma adjustments as follows:

a. The adjustment for the ordinary share price linked option scheme which results in a decrease in the scheme provision of R11.2 million of which R6.7 million has been released to the income statement and the balance paid to Grindrod Shipping participants.  Further details are disclosed in the directors’ remuneration section of the circular.

b. The value realisation incentive estimated at R30.0 million on the successful implementation of the proposed structure which is disclosed in the in the directors’ remuneration section of the circular.

c. A R10.4 million adjustment for the accelerated vesting on the forfeitable share plan relating to the Grindrod Shipping participants.  Refer to the directors’ remuneration section of the circular for additional details.

Transactions a, b and c are will have no continuing effect on the Grindrod Group statement of financial position and have no tax effects on as these are capital in nature.

7.            Column 7 presents the pro forma consolidated statements of financial position of the Grindrod Group subsequent to the adjustments detailed in points 2 to 6 above.

8.            There are no other post balance sheet events which require adjustment to the pro forma consolidated financial information.

Annexure B             Independent Reporting Accountant’s Assurance Report on the Compilation of Pro Forma Financial Information

The Directors

Grindrod Limited

Grindrod Mews

106 Margaret Mncadi Avenue

Durban

Dear Sirs

REPORT ON THE ASSURANCE ENGAGEMENT ON THE COMPILATION OF PRO FORMA FINANCIAL INFORMATION INCLUDED IN A CIRCULAR

We have completed our assurance engagement to report on the compilation of pro forma financial information of Grindrod Limited by the directors. The pro forma financial information, as set out in paragraph 4.3 and Annexure A of the Circular (“the circular”), to be dated on or about 3 May 2018, consists of consolidated statement of financial position, consolidated statement of changes in comprehensive income and related notes. The pro forma financial information has been compiled on the basis of the applicable criteria specified in the JSE Limited (JSE) Listings Requirements.

The pro forma financial information has been compiled by the directors to illustrate the impact of the corporate action or event, described in paragraph 4.3 of the circular, on the company’s financial position as at 31 December 2017, and the company’s financial performance for the period then ended, as if the corporate action or event had taken place at 1 January 2017 and for the period then ended.  As part of this process, information about the company’s financial position and financial performance has been extracted by the directors from the company’s financial statements for the period ended 31 December 2017, on which an auditor’s report was issued on 23 March 2018 and contained an unmodified opinion.

Directors’ Responsibility for the Pro Forma Financial Information

The directors are responsible for compiling the pro forma financial information on the basis of the applicable criteria specified in the JSE Listings Requirements and described in paragraph 4.3 and Annexure A.

Our Independence and Quality Control

We have complied with the independence and other ethical requirements of the Code of Professional Conduct for Registered Auditors issued by the Independent Regulatory Board for Auditors (IRBA Code), which is founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality and professional behaviour. The IRBA Code is consistent with the International Ethics Standards Board for Accountants Code of Ethics for Professional Accountants (Parts A and B).

The firm applies the International Standard on Quality Control 1, Quality Control for Firms that Perform Audits and Reviews of Financial Statements, and Other Assurance and Related Services Engagements and accordingly maintains a comprehensive system of quality control including documented policies and procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

Reporting Accountant’s Responsibility

Our responsibility is to express an opinion about whether the pro forma financial information has been compiled, in all material respects, by the directors on the basis specified in the JSE Listings Requirements based on our procedures performed.

We conducted our engagement in accordance with the International Standard on Assurance Engagements (ISAE) 3420, Assurance Engagements to Report on the Compilation of Pro Forma Financial Information Included in a Prospectus which is applicable to an engagement of this nature. This standard requires that we comply with ethical requirements and plan and perform our procedures to obtain reasonable assurance about whether the pro forma financial information has been compiled, in all material respects, on the basis specified in the JSE Listings Requirements.

For purposes of this engagement, we are not responsible for updating or reissuing any reports or opinions on any historical financial information used in compiling the pro forma financial information, nor have we, in the course of this engagement, performed an audit or review of the financial information used in compiling the pro forma financial information.

The purpose of pro forma financial information included in a prospectus is solely to illustrate the impact of a significant corporate action or event on unadjusted financial information of the entity as if the corporate action or event had occurred or had been undertaken at an earlier date selected for purposes of the illustration, we do not provide any assurance that the actual outcome of the event or transaction at 31 December 2017 would have been as presented.

A reasonable assurance engagement to report on whether the pro forma financial information has been compiled, in all material respects, on the basis of the applicable criteria involves performing procedures to assess whether the applicable criteria used in the compilation of the pro forma financial information provides a reasonable basis for presenting the significant effects directly attributable to the corporate action or event, and to obtain sufficient appropriate evidence about whether:

•                 The related pro forma adjustments give appropriate effect to those criteria; and

•                 The pro forma financial information reflects the proper application of those adjustments to the unadjusted financial information.

Our procedures selected depend on our judgment, having regard to our understanding of the nature of the company, the corporate action or event in respect of which the pro forma financial information has been compiled, and other relevant engagement circumstances.

Our engagement also involves evaluating the overall presentation of the pro forma financial information.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the pro forma financial information has been compiled, in all material respects, on the basis of the applicable criteria specified by the JSE Listings Requirements and described in Paragraph 4.3 and Annexure A.

Deloitte & Touche

Registered Auditor

Per: Kim Peddie

Partner

[3 May 2018]

Deloitte Place,

2 Pencarrow Crescent

Pencarrow Park

La Lucia Ridge Office Estate

Durban

4051

South Africa

Annexure C   Material loans

Below is a summary of the material loans made to Grindrod as at the Last Practicable Date.

Loan	Division	Balance (R’m)	How loan arose	Secured / Unsecured	Lender / Debenture Holders	Facility	Repayment terms	RATE	Security	Conversion or redemption rights	How repayments <12 months will be financed	Comment
Grindrod
Redeemable preference shares	Financial Services	200.0	Fund investments made by Financial Services	Secured	Investec Bank Limited	Preference shares	Bullet	75% of Prime	Grindrod Limited Guarantee	Conversion and redemption	n/a	Investec have requested that the guarantor of these loans be changed to Grindrod Freight Services Pty Ltd. These changes are underway and are expected to be completed before 31 May 2018
Short term loan facility	Freight Services	213.3	Raised in the ordinary course of business	Secured	Investec Bank (Mauritius) Limited	Short term loan	On demand	1M LIBOR +2.25%	Grindrod Limited Guarantee	n/a	Residual equity

Below is a summary of the material loans made to Grindrod Shipping as at the Last Practicable Date.

$50.0 Million Senior Secured Credit Facility

On August 26, 2010, GSPL entered into a $50.0 million senior secured term loan facility, as has been amended from time to time, with Standard Chartered Bank relating to four handysize drybulk carriers. The facility originally bore interest at LIBOR plus a margin of 2.95% per annum. On 31 August 2017, the interest rate was increased to LIBOR plus a margin of 3.04% per annum. This facility matures on 30 August 2018. The facility is secured by, among other things, (a) a first priority mortgage on each of four handysize drybulk carriers, each owned by a subsidiary of GSPL, (b) a guarantee from each of the drybulk carrier owning subsidiaries and (c) security over the shares in the GSPL subsidiaries owning the four drybulk carriers. As of 31 December 2017, the outstanding balance on this facility was approximately $12.3 million.

$123.0 Million Senior Secured Credit Facility

On 7 July 2011, GSPL entered into a $123.0 million senior secured term loan and revolving credit facility, as has been amended from time to time, with Credit Agricole Corporate and Investment Bank, Standard Chartered Bank (Singapore Branch), DVB Group Merchant Bank (Asia) Limited and BNP Paribas, Singapore Branch relating to six handysize drybulk carriers and three tankers. The facility is made up of a term loan facility of $73.0 million and a revolving credit facility of $50.0 million. The facility originally bore interest at LIBOR plus a margin of 2.25% per annum. On 7 January 2017, the interest rate was increased to LIBOR plus a margin of 2.50% per annum. This facility matures on 7 July 2018. The facility is currently secured by, among other things, (a) a first priority mortgage on each of the nine vessels, (b) a guarantee from each of the GSPL subsidiaries owning the nine vessels and (c) security over the shares in the GSPL subsidiaries owning the nine vessels. As of 31 December 2017, the outstanding balance on the term loan facility was approximately $9.5 million, the balance of the revolving credit facility is $45.0 million and $5.0 million of the revolving credit facility remained undrawn.

$21.0 Million Senior Secured Credit Facility

On 30 March 2017, three subsidiaries of GSPL entered into a $21.0 million senior secured term loan facility, as has been amended from time to time, with Credit Agricole Corporate and Investment Bank relating to two tankers and one handysize drybulk carrier. The facility bears interest at LIBOR plus a margin of 2.65% per annum and matures on 29 June 2018. The facility is currently secured by, among other things, (a) a first priority mortgage on each of the three vessels, (b) security over the shares in the GSPL subsidiaries owning the three vessels and (c) a guarantee from GSPL. As of 31 December 2017, the outstanding balance on this loan was approximately $19.0 million.

$27.0 Million Senior Secured Credit Facility

On 9 December 2016, a subsidiary of GSPL entered into a $27.0 million senior secured term loan facility, as has been amended from time to time, with DVB Bank SE Singapore Branch relating to one medium range tanker. The facility bears interest at LIBOR plus a margin of 2.45% per annum and matures on 11 January 2021, with the option to extend for a further two years. The facility is currently secured by, among other things, (a) a first priority mortgage over the tanker and (b) guarantees from each of GSPL and the Parent. As of 31 December 2017, there was an outstanding balance under this facility of approximately $22.9 million. In connection with the Proposed Transaction, Grindrod Shipping are in discussions with the lender to release the guarantee related to this facility issued by Grindrod. In addition, in connection with the refinancing described below Grindrod Shipping expect to amend this facility such that the covenants applicable to this loan will be the same as the covenants that will apply to the new facility.

In the second quarter of 2018, Grindrod Shipping expect to refinance the $50.0 million, $123.0 million and $21.0 million credit facilities described above with a new $100.0 million senior secured credit facility with Credit Agricole Corporate and Investment Bank, DVB Bank SE Singapore Branch and Standard Chartered Bank, Singapore Branch relating to 11 handysize drybulk carriers and 5 tankers. The new facility is expected to bear interest at LIBOR plus a margin of 2.95% per annum. The facility is available in two tranches (A and B) of up to $10 million and up to $90 million respectively. Tranche A will mature 4 years after utilization, expected in May 2022, and Tranche B will mature 5 years after utilization, expected in May 2023. The facility is expected to be secured by, among other things, (a) a first priority mortgage over each of the 16 the vessels, each owned by a subsidiary of GSPL, (b) a guarantee from Grindrod Shipping and each of the GSPL subsidiaries owning the 16 vessels, and (c) security over the shares in the GSPL subsidiaries owning the 16 vessels. In addition, in connection with the Proposed Transaction, Grindrod Shipping are in discussions with lenders to release any guarantees issued by Grindrod Limited to the extent any such loans are guaranteed by Grindrod Limited.

Annexure D      Table of entitlement

The number of GRIN CCNs to which Ordinary Shareholders will be entitled is set out below, on the basis that Ordinary Shareholders will be entitled to 2.5 GRIN CCNs for every 100 Ordinary Shares held (i.e. 40 Ordinary Shares for every 1 GRIN CCN held) on the Grindrod Distribution Record Date and further on the basis that the number of CCNs an Ordinary Shareholder will receive is subject to rounding down in accordance with the standard JSE rounding convention and only whole numbers of CCNs will distributed, with Fractional Entitlements being settled in cash.

Ordinary Shares held	CCN Entitlement	Ordinary Shares held	CCN Entitlement
1	-	41	1
2	-	42	1
3	-	43	1
4	-	44	1
5	-	45	1
6	-	46	1
7	-	47	1
8	-	48	1
9	-	49	1
10	-	50	1
11	-	51	1
12	-	52	1
13	-	53	1
14	-	54	1
15	-	55	1
16	-	56	1
17	-	57	1
18	-	58	1
19	-	59	1
20	-	60	1
21	-	61	1
22	-	62	1
23	-	63	1
24	-	64	1
25	-	65	1
26	-	66	1
27	-	67	1
28	-	68	1
29	-	69	1
30	-	70	1
31	-	71	1
32	-	72	1
33	-	73	1
34	-	74	1
35	-	75	1
36	-	76	1
37	-	77	1
38	-	78	1
39	-	79	1
40	1	80	2

Ordinary Shares held	CCN Entitlement	Ordinary Shares held	CCN Entitlement
81	2	2 100	52
82	2	2 200	55
83	2	2 300	57
84	2	2 400	60
85	2	2 500	62
86	2	2 600	65
87	2	2 700	67
88	2	2 800	70
89	2	2 900	72
90	2	3 000	75
91	2	3 100	77
92	2	3 200	80
93	2	3 300	82
94	2	3 400	85
95	2	3 500	87
96	2	3 600	90
97	2	3 700	92
98	2	3 800	95
99	2	3 900	97
100	2	4 000	100
200	5	4 100	102
300	7	4 200	105
400	10	4 300	107
500	12	4 400	110
600	15	4 500	112
700	17	4 600	115
800	20	4 700	117
900	22	4 800	120
1 000	25	4 900	122
1 100	27	5 000	125
1 200	30	10 000	250
1 300	32	100 000	2 500
1 400	35	1 000 000	25 000
1 500	37	10 000 000	250 000
1 600	40	100 000 000	2 500 000
1 700	42
1 800	45
1 900	47
2 000	50

Annexure E      Trading history of Grindrod Ordinary Shares

The trading history of Ordinary Shares on the JSE, for each day over the 30 days preceding the Last Practicable Date and for each month over the 12 months prior to the Last Practicable Date, is set out below:

	High (cents)	Low (cents)	Volume traded (shares)	Value traded (Rand)
Month ended
31 March 2018	1389	1228	13,163,533	173,128,718.80
28 February 2018	1399	1230	13,622,635	181,789,065.70
31 January 2018	1488	1344	16,494,691	234,173,929.60
31 December 2017	1399	1254	20,970,781	272,178,075.40
30 November 2017	1565	1360	37,578,113	535,201,389.90
31 October 2017	1575	1421	21,872,771	324,066,367.40
30 September 2017	1453	1339	15,235,646	208,969,736.80
31 August 2017	1364	1144	16,105,627	199,366,775.20
31 July 2017	1250	1100	10,074,297	117,135,596.50
30 June 2017	1158	1061	12,844,767	140,675,732.30
31 May 2017	1227	1162	19,776,864	231,381,465.20
30 April 2017	1460	1240	12,216,386	160,943,703.20
Day ended
24 April, 2018	1480	1458	257,853	3,776,421.70
23 April, 2018	1498	1444	105,591	1,551,730.20
20 April, 2018	1495	1455	668,073	9,773,791.70
19 April, 2018	1540	1470	376,474	5,618,987.60
18 April, 2018	1508	1447	437,433	6,481,047.60
17 April, 2018	1516	1429	264,436	3,809,280.20
16 April, 2018	1504	1430	584,962	8,650,735.20
13 April, 2018	1466	1376	486,255	6,984,568.00
12 April, 2018	1471	1430	279,541	4,044,141.80
11 April, 2018	1444	1400	369,384	5,298,552.00
10 April, 2018	1434	1396	870,518	12,281,447.90
09 April, 2018	1444	1380	525,311	7,461,171.20
06 April, 2018	1435	1378	481,725	6,761,662.40
05 April, 2018	1377	1355	939,045	12,821,949.80
04 April, 2018	1390	1357	1,234,512	16,982,712.80
03 April, 2018	1383	1365	748,741	10,300,541.20
29 March, 2018	1385	1352	1,481,012	20,199,736.10
28 March, 2018	1377	1333	619,909	8,383,254.30
27 March, 2018	1347	1291	483,538	6,369,473.10
26 March, 2018	1305	1228	592,446	7,441,830.80
23 March, 2018	1304	1269	352,884	4,510,600.00
22 March, 2018	1300	1251	698,786	8,974,265.40
20 March, 2018	1305	1251	446,035	5,632,728.90
19 March, 2018	1302	1259	908,653	11,501,544.00
16 March, 2018	1299	1257	878,801	11,187,861.80
15 March, 2018	1309	1276	280,899	3,616,211.70
14 March, 2018	1305	1261	280,871	3,649,312.90
13 March, 2018	1471	1430	279,541	4,044,141.80
12 March, 2018	1329	1294	209,272	2,739,801.30
9 March, 2018	1330	1306	623,411	8,186,617.30

Annexure F      Tax considerations

The following summary describes the principal South African income tax considerations generally applicable to the Proposed Transaction. This summary is based on the current provisions of the Income Tax Act, and the prevailing practice adopted by SARS published in writing prior to the date hereof. This summary does not consider legislative proposals to amend the Income Tax Act.

This summary is of a general nature only and is not intended to be legal or tax advice to any particular Shareholder. This summary is not exhaustive of all South African income tax considerations. Accordingly, Ordinary Shareholders should consult their own tax advisors as to the tax consequences under the tax laws of the country of which they are resident or otherwise subject to tax of participating in the Grindrod Distribution.

1.                                     Grindrod

1.1.                          Grindrod Shipping Business Disposal

1.1.1.               Grindrod will receive the GSPL CCNs as consideration (i.e. proceeds) for the disposal of all the ordinary shares in GSPL. Grindrod will disregard any capital loss or capital gain on the disposal of the GSPL shares as it will meet the requirements of the participation exemption for the disposal of shares in foreign companies (Paragraph 64B of the Eighth Schedule to the Income Tax Act).

1.1.2.               Grindrod will receive the GSSA CCNs as consideration (i.e. proceeds) for the disposal of all the ordinary shares in GSSA. A capital gain will be derived by Grindrod on disposal of the equity shares in GSSA as the proceeds (i.e. the GSSA CCNs) will exceed the base cost and Grindrod will include the capital gain in determining its aggregate capital gain for that year of assessment.

1.2.                          Grindrod Distribution

1.2.1.               Grindrod will be deemed to have disposed of the GRIN CCNs for proceeds equal to the market value thereof (i.e. the face value) and this value will also be the base cost of the GRIN CCNs. Therefore, the proceeds will be equivalent to the base cost and Grindrod will not derive a capital gain or loss on the Grindrod Distribution.

1.2.2.               Grindrod will distribute the GRIN CCNs as a dividend in specie to Qualifying SA Corporates and as a return of capital to all other Ordinary Shareholders (i.e. South African tax resident individuals and trusts as well as all non-South African tax resident Ordinary Shareholders). Grindrod will therefore not be liable for any dividends tax on the distribution to the Qualifying SA Corporates. In respect of any cash payment for the fractional entitlements, although Grindrod or the Regulated Intermediary will withhold dividends tax for Qualifying SA Corporates, the Qualifying SA Corporates will be liable for the dividends withholding tax.

1.2.3.               There are no STT implications on the distribution of the GRIN CCNs, as they will not be a “security” as defined in the relevant South African legislation.

The tax treatment for the Grindrod Distribution for each category of shareholder is set out below:

2.                                     SA Tax Resident Shareholders

2.1.                          Individuals and Trusts

2.1.1.               Individuals and Trusts that are residents of South Africa for purposes of the Income Tax Act will acquire their GRIN CCNs and any cash in respect of a fractional entitlement from the Grindrod Distribution as a return of capital and obtain a base cost equivalent to the market value of the distributed GRIN CCNs.

2.1.2.               Individuals and Trusts must reduce the base cost of their Ordinary Shares by the market value of the GRIN CCNs and any cash in respect of a fractional entitlement on the date that the GRIN CCNs and any cash are received (i.e. on the Implementation Date immediately after the Disposal). If the market value of the GRIN CCNs exceeds the base cost of their Ordinary Shares then any excess amount will be treated as a capital gain in the determination of the Individual’s or Trust’s aggregate capital gain or aggregate capital loss for the year of assessment in which the return of capital (i.e. GRIN CCNs and possibly cash) will be received by or accrue to the Individual or Trust.

2.1.3.               On the basis that the conversion of the GRIN CCNs to Consideration Shares is a term of the issue thereof, in terms of SARS practice and the Income Tax Act there is no disposal on conversion of the GRIN CCNs to Consideration Shares, and consequently, there is no capital gain or loss derived by the Ordinary Shareholder.

2.1.4.               Accordingly, the Individuals and Trusts will obtain a base cost in the Grindrod Shipping Ordinary Shares equivalent to the market value of the distributed GRIN CCNs.

2.1.5.               Post the transaction, South African dividends tax at 20% will be withheld on any foreign cash dividends declared and paid by Grindrod Shipping to Individuals and Trusts holding Grindrod Shipping Ordinary Shares listed on the exchange operated by the JSE, subject to any applicable exemptions that may apply.

2.1.6.               Individuals and Trusts that dispose of their Grindrod Shipping Ordinary Shares listed on the exchange operated by the JSE will be subject to either income tax (in the case of share dealers) or capital gains tax (in the case of capital investors).

2.1.7.               A controlled foreign company (“CFC”) is a foreign company in which more than 50% of the participation rights/voting rights are held/exercisable by SA Tax Residents who are not headquarter companies. The Grindrod Shipping Ordinary Shares will be held more than 50% by SA Tax Resident Ordinary Shareholders, who will each hold at least 5% of the listed Grindrod Shipping Ordinary Shares, and thus Grindrod Shipping will be a CFC after conversion of the CCNs to Consideration Shares. Any non-South African subsidiaries of Grindrod Shipping in which it can exercise more than 50% of the voting rights will also be CFCs.

2.1.8.               Certain profits of CFCs are included in the taxable income of SA Tax Resident Ordinary Shareholders. In respect of Grindrod Shipping, only those SA Tax Resident Ordinary Shareholders holding, alone or together with any connected person, 10% or more of the Grindrod Shipping Ordinary Shares must include in their taxable income (i.e. impute unless any of the exemptions from imputation apply – see below) their proportion of the “net income” of Grindrod Shipping, with such proportion being their proportional shareholding equivalent to the percentage of their shareholding in the Grindrod Shipping Ordinary Shares.

2.1.9.               Profits of a CFC will be exempted from imputation (i.e. not included in net income):

2.1.9.1.    where the CFC is “highly taxed” (simplistically stated, taxed at a rate of 21% or more). The corporate income tax rate in Singapore is 17% therefore the “highly taxed” exemption will likely not apply to Grindrod Shipping;

2.1.9.2.    amounts attributable to a foreign business establishment (“FBE”) of a CFC (which includes a vessel used solely outside South Africa for purposes of transportation operated directly by the CFC, or by any other company that has the same country of residence as, and that forms part of the same group of companies as, that CFC and a ship engaged in international traffic used mainly outside South Africa);

2.1.9.3.    any interest, royalties, rental or income of a similar nature paid or payable or deemed to be paid or payable to it (Grindrod Shipping) by any other CFC (i.e. GSPL);

2.1.9.4.    amounts subject to South African withholding tax; and

2.1.9.5.    income that is taxable in South Africa as South African sourced income.

2.1.10.        SA Tax Resident Ordinary Shareholders who, together with connected persons, will acquire more than 10% of the Grindrod Shipping Ordinary Shares are advised to obtain tax advice regarding whether they will have a South African tax exposure as a result of Grindrod Shipping being a CFC forming part of the same group of companies as the receiving CFC.

2.2.                          SA Corporates

2.2.1.               SA Corporates that submit the prescribed declaration and written undertaking to their Regulated Intermediary or Grindrod in order to become a Qualifying SA Corporate will acquire their GRIN CCNs and any cash in respect of a fractional entitlement from the Grindrod Distribution as a dividend in specie. Qualifying SA Corporates will have met the requirements for exemption from dividends tax in terms of the Income Tax Act. Qualifying SA Corporates will obtain a base cost equivalent to the market value of the distributed GRIN CCNs.

2.2.2.               However, where the SA Corporate fails to provide the prescribed information and therefore fails to be a Qualifying SA Corporate such SA Corporate will acquire their GRIN CCNs and any cash in respect of a fractional entitlement from the Grindrod Distribution as a return of capital. The SA Corporate will obtain a base cost equivalent to the market value of the distributed GRIN CCNs.

2.2.3.               SA Corporates which will acquire GRIN CCNs from the Grindrod Distribution as a return of capital must reduce the expenditure on their Ordinary Shares by the aggregate of the market value of the GRIN CCNs and any cash in respect of a fractional entitlement on the date that the GRIN CCNs are received (i.e. on the Implementation Date immediately after the Disposal). Any excess amount will be treated as a capital gain in the determination of the SA Corporate’s aggregate capital gain or aggregate capital loss for the year of assessment in which the return of capital (i.e. GRIN CCNs and possibly cash) will be received by or accrue to the SA Corporate.

2.2.4.               The comments relating to the tax consequences on conversion of the GRIN CCNs, for SA Tax Resident Individuals and Trusts, in paragraph 2.1.3 of this Annexure F apply equally to SA Corporates and Qualifying SA Corporates.

2.2.5.               Accordingly, SA Corporates and Qualifying SA Corporates will after conversion of the GRIN CCNs to Consideration Shares obtain a base cost in the Consideration Shares equivalent to the market value of the distributed GRIN CCNs.

2.2.6.               Post the transaction, South African dividends tax at 20% will be withheld on any foreign cash dividends declared and paid by the Grindrod Shipping to SA Corporates holding Grindrod Shipping Ordinary Shares listed on the exchange operated by the JSE, subject to any applicable exemptions that may apply.

2.2.7.               Qualifying SA Corporates (i.e. SA Corporates that have submitted the prescribed information to their Regulated Intermediary or Grindrod Shipping prior to payment of the relevant foreign cash dividend) will qualify for the exemption from dividends tax.

2.2.8.               SA Corporates that dispose of their Grindrod Shipping Ordinary Shares listed on the exchange operated by the JSE will be subject to either income tax (in the case of share dealers) or capital gains tax (in the case of capital investors).

2.2.9.               The comments relating to the CFC considerations, for South African Tax Resident Individuals and Trusts, in paragraphs 2.1.7 to 2.1.9 of this Annexure F apply equally to SA Corporates.

2.2.10.        SA Corporates who, together with connected persons, will acquire more than 10% of the Grindrod Shipping Ordinary Shares are advised to obtain tax advice regarding whether they will have a South African tax exposure as a result of Grindrod Shipping being a CFC forming part of the same group of companies as the receiving CFC.

3.                                     Non-SA Tax Resident Ordinary Shareholders

3.1.                          Non-SA Tax Resident Ordinary Shareholders for purposes of the Income Tax Act will acquire their GRIN CCNs and any cash in respect of a fractional entitlement from the Grindrod Distribution as a return of capital and obtain a base cost equivalent to the market value of the distributed GRIN CCNs.

3.2.                          Non-SA Tax Resident Ordinary Shareholders for purposes of the Income Tax Act will acquire their GRIN CCNs from the Grindrod Distribution as a return of capital must reduce the expenditure on their Ordinary Shares by the market value of the GRIN CCNs on the date that the GRIN CCNs and any cash in respect of a fractional entitlement are received (i.e. on the Implementation Date immediately after the Disposal). Any excess amount will not be treated as a capital gain as it does not relate to an asset subject to South African capital gains tax provided the return of capital is not attributable to a permanent establishment of the Non-SA Tax Resident Ordinary Shareholder in South Africa.

3.3.                          Under current law, no South African withholding tax will be levied on the receipt of the GRIN CCNs as a return of capital from the Grindrod Distribution by a Non-SA Tax Resident Ordinary Shareholder.

3.4.                          The comments relating to the tax consequences on conversion of the GRIN CCNs, for SA Tax Resident Individuals and Trusts, in paragraph 2.1.3 of this Annexure F apply equally to Non-SA Tax Resident Ordinary Shareholders.

3.5.                          Accordingly, Non-SA Tax Resident Ordinary Shareholders will after conversion of the GRIN CCNs to Consideration Shares obtain a base cost in the Consideration Shares equivalent to the market value of the distributed GRIN CCNs.

3.6.                          Post the transaction, no South African dividends tax at 20% will be withheld on any foreign cash dividends declared and paid by Grindrod Shipping to Non-SA Tax Resident Ordinary Shareholders holding Grindrod Shipping Ordinary Shares listed on the exchange operated by the JSE as a specific exemption is applicable in terms of the Income Tax Act.

3.7.                          Non-SA Tax Resident Ordinary Shareholders that dispose of their Grindrod Shipping Ordinary Shares listed on the exchange operated by the JSE will not be subject to capital gains tax (in the case of capital investors) provided that the Grindrod Shipping Ordinary Shares are not attributable to a permanent establishment of the Non-SA Tax Resident Ordinary Shareholder in South Africa.

3.8.                          Where the Non-SA Tax Resident Ordinary Shareholders are share dealers no income tax will be payable on disposal of their Grindrod Shipping Ordinary Shares listed on the exchange operated by the JSE as the income will not be from a South African source.

Grindrod Limited

Incorporated in the Republic of South Africa)

(Registration number: 1966/009846/06)

Ordinary Share code: GND and ISIN: ZAE000072328

Preference Share code: GNDP and ISIN ZAE000071106

(“Grindrod” or “the Company”)

NOTICE OF GENERAL MEETING

Notice is hereby given that that a General Meeting of Shareholders of Grindrod will be held (subject to any adjournment, postponement or cancellation) at [14:30] at Grindrod House, 108 Margaret Mncadi Avenue, Durban on [Thursday, 31 May 2018].

The definitions and interpretation commencing on page 12 of this Circular to which this notice of General Meeting is attached apply, mutatis mutandis, to this notice of General Meeting.

Important dates to note	2018
Last day to trade in order to be eligible to attend and vote at the General Meeting	[Tuesday, 22 May]
Record date in order to be eligible to attend and vote at the General Meeting	[Friday, 25 May]
Forms of Proxy to be lodged by no later than [14:30], for administrative purposes, on	[Tuesday, 29 May]
General Meeting to be held at [14:30] on	[Thursday, 31 May]

1.            ORDINARY RESOLUTION NUMBER 1 – APPROVAL OF CATEGORY 1 TRANSACTION

“Resolved that, in terms of paragraph 9.20 of the JSE Listings Requirements and subject to the fulfilment or waiver of conditions precedent (as the case may be) to the Proposed Transaction referred to in paragraph 4 of the Circular to which this Notice of General Meeting is attached, Grindrod be and is hereby authorised to enter into and implement the Proposed Transaction, pursuant to which Grindrod will dispose of all of its shares in GSPL and GSSA to Grindrod Shipping in exchange for the GRIN CCNs, as described in this Circular, as a Category 1 Transaction as contemplated in the JSE Listings Requirements.”

2.            ORDINARY RESOLUTION NUMBER 2 – APPROVAL OF LISTINGS

“Resolved that, pursuant to Ordinary Resolution Number 1 and in accordance with the Proposed Transaction, it is resolved that Grindrod Shipping Ordinary Shares may be primary listed on NASDAQ and secondary listed on the main board of the JSE, in the “Industrials-Transportation Services” sector with share code GSH and abbreviated name GRINSHIP.”

3.            ORDINARY RESOLUTION NUMBER 3 – GENERAL AUTHORITY

“Resolved that Andrew Geard Waller, or any other director of the Company, and/or the company secretary be and are hereby authorised to take all such actions, sign all such documents and do all such other things as may be necessary for or incidental to the implementation of the above ordinary resolutions.”

Attendance and voting at the General Meeting

In accordance with the Companies Act, Shareholders attending the General Meeting will need to present reasonable satisfactory identification such as an identity book, passport or driver’s licence to the chairman and the chairman must be reasonably satisfied that the right of any person to participate in and vote (whether as shareholder or as proxy for a shareholder) has been reasonably verified.

Voting and proxies

The minimum percentage of voting rights, cast in favour, that is required for the adoption of the Resolutions is more than 50% of the voting rights exercised on the Resolutions by Shareholders present or represented by proxy at the General Meeting. The maximum percentage voting rights that may be exercised by the Preference Shareholders is 25% less 1 vote, of the votes exercisable by all Shareholders present or represented by proxy at the General Meeting.

A Shareholder entitled to attend and vote at the General Meeting is entitled to appoint a proxy or proxies to attend, speak and vote in his/her stead. A proxy need not be a shareholder of the Company. The attached Form of Proxy is only to be completed by those Shareholders who hold Ordinary Shares in certificated form or are recorded in the sub-register in “own-name” dematerialised form.

Shareholders who have Dematerialised their Shares through a CSDP or Broker without “own-name” registration and who wish to attend the General Meeting, must instruct their CSDP or Broker to provide them with the necessary letter of representation to attend the General Meeting in person or proxy and vote. If they do not wish to attend the General Meeting in person or by proxy and vote, they must provide their CSDP or Broker with their voting instructions in terms of the relevant custody agreement entered into between them and the CSDP or Broker.

It is recommended that, if you wish to appoint a proxy, a Form of Proxy is lodged with the Transfer Secretaries of the Company, Link Market Services South Africa Proprietary Limited at 13th Floor, , 19 Ameshoff Street, Braamfontein; by email at meetfax@linkmarketservices.co.za or by fax at 086 674 2450, 24 hours before the time is set for the meeting. However, you are entitled to deliver your Form of Proxy at any time prior to the voting on the Resolutions to the Company.

Completion of a Form of Proxy will not preclude a Shareholder from attending, voting or speaking at the General Meeting.

Electronic participation by shareholders

In terms of section 61(10) of the Companies Act every shareholders’ meeting of a public company must be reasonably accessible within South Africa for electronic participation by shareholders. Shareholders wishing to participate electronically in the General Meeting are required to deliver written notice to the Company at Grindrod House, 108 Margaret Mncadi Avenue, Durban, 4001 (marked for the attention of Mrs C I Lewis) by no later than 14:30 on [Tuesday, 29 May 2018] that they wish to participate via electronic communication at the General Meeting (the “electronic notice”). In order for the electronic notice to be valid it must contain: (a) if the shareholder is an individual, a certified copy of his identity document and/or passport; (b) if the shareholder is not an individual, a certified copy of a resolution by the relevant entity and certified copy of the identity documents and/or passports of the persons who passed the relevant resolution. The relevant resolution must set out who from the relevant entity is authorised to represent the relevant entity at the General Meeting via electronic communication; and (c) a valid email address and/or facsimile number (the “contact address/number”). By no later than 24 hours before the time of the General Meeting, the Company shall use its reasonable endeavours to notify a shareholder at its contact address/number who has delivered a valid electronic notice of the relevant details through which the shareholder can participate via electronic communication.

By order of the Board

Grindrod Limited

Mrs C I Lewis

Company Secretary

[3 May ]2018

IMPORTANT NOTES ABOUT THE GENERAL MEETING

Date: [Thursday, 31 May 2018].

Venue: Grindrod House, 108 Margaret Mncadi Avenue, Durban, 4000.

Time: The General Meeting will start promptly at [14:30]. Shareholders wishing to attend are advised to be at Grindrod House no later than [14:00]. Reception staff will direct shareholders to the General Meeting venue.

Admission: Shareholders, representatives of shareholders and proxies attending the General Meeting are requested to register at the registration desk in the reception area at the venue. Proof of identity will be required for registration purposes.

Other important notes

1.            General

Shareholders wishing to attend the General Meeting have to ensure beforehand with the Transfer Secretary that their shares are in fact registered in their name. Should this not be the case and the shares are registered in any other name or in the name of a nominee company, it is incumbent on Shareholders attending the General Meeting to make the necessary arrangements with that party in whose name the shares are registered to be able to attend and vote in their personal capacity. The proxy form contains detailed instructions in this regard.

2.            Certificated Shareholders and “own-name” Dematerialised Shareholders

If you are the registered holder of Certificated Shares or hold Dematerialised Shares in your own name and you are unable to attend the general meeting but wish to be represented at the General Meeting, you must complete and return the attached form of proxy in accordance with the instructions contained therein so as to be received by the transfer secretaries, by no later than the recommended time. We recommend that Forms of Proxy are sent to the Transfer Secretary by no later than [14:30] on [Tuesday, 29 May]. However, you are entitled to deliver your Form of Proxy at any time prior to the voting on the Resolutions to the Company.

3.            Dematerialised Shareholders

If you are the holder of Dematerialised Shares, other than with “own-name” registration, you must provide your CSDP or broker with your voting instructions for the general meeting in terms of the custody agreement entered into with your CSDP or Broker. If, however, you wish to attend the General Meeting in person or by electronic participation, or to be represented thereat, then you must request your CSDP or Broker to provide you with the necessary letter of representation to do so.

4.            Proxies

Shareholders are advised that Forms of Proxy should reach the Transfer Secretaries as indicated in note 2 above by no later than the recommended time. You are entitled to deliver the Forms of Proxy at any time prior to the time on which the Resolutions are voted on.

5.            Enquiries

Any shareholder having difficulties or queries with regard to the General Meeting or the above may contact Mrs C I Lewis at (031) 365 9116 or at cathie.lewis@grindrod.com.

6.            Results of the General Meeting

The results of the General Meeting will be released on SENS as soon as practicably possible after the General Meeting and in the media the following business day.

Grindrod Limited

Incorporated in the Republic of South Africa)

(Registration number: 1966/009846/06)

Ordinary Share code: GND and ISIN: ZAE000072328

Preference Share code: GNDP and ISIN ZAE000071106

(“Grindrod” or “the Company”)

FORM OF PROXY

For use by Certificated and own-name Dematerialised Shareholders at the General Meeting to be held at [14:30] at Grindrod House, 108 Margaret Mncadi Avenue, Durban on [Thursday, 31 May 2018].

I/We (Please print full names)                                                                                                                 of (address)                                                                                                                                       telephone number                                                     cellphone number                                                     e-mail address                                                                                                                                       being the holders of                                              Ordinary/Preference Shares (please circle the class of shares held) in the Company, hereby appoint (see Note 1)

1. or failing him/her,

2. or failing him/her,

the Chairman of the General Meeting as my/our proxy to attend and speak and vote for me/us on my/our behalf at the General Meeting which will be held for the purpose of considering and, if deemed fit, passing the ordinary resolutions to be proposed and at each adjournment of the meeting and to vote for or against the ordinary resolutions or to abstain from voting in respect of the shares in the issued capital of the Company registered in my/our name/s, in accordance with the following instructions (see Note 2)

Indicate with an “X” or the relevant number of shares, in the applicable space, how you wish your votes to cast. Unless otherwise directed the proxy will vote as he/she thinks fit.

Ordinary resolution number 1 Approval of Category 1 Transaction	FOR	AGAINST	ABSTAIN
Ordinary resolution number 2 Approval of Listings
Ordinary resolution number 3 Approval for General Authority

Signed at __________________________________________ on 2018

Signature______________________________________________

Assisted by me (where applicable) ___________________________

It is recommended that completed Forms of Proxy be lodged with the Transfer Secretaries by no later than [14:30] on [Tuesday, 29 May 2018]. However, Shareholders are entitled to deliver voting proxies to the chairman at any time prior to the vote. Please read the notes on the reverse side of this Form of Proxy.

NOTES TO THE FORM OF PROXY

1.            A shareholder may insert the name of a proxy or the names of two alternative proxies of the shareholder’s choice in the space/s provided, with or without deleting “the Chairman of the general meeting” but any such deletion must be initialled by the shareholder. The person whose name stands first on the form of proxy and who is present at the general meeting will be entitled to act as proxy to the exclusion of those whose names follow.

2.            A shareholder may appoint two or more persons concurrently as proxies, and may appoint more than one proxy to exercise voting rights attached to different securities held by such shareholder.

3.            Please insert an “X” in the relevant space according to how you wish your votes to be cast. However, if you wish to cast your votes in respect of a lesser number of shares than you own in the company insert the number of shares held in respect of which you wish to vote. Failure to comply with the above will be deemed to authorise the proxy to vote or to abstain from voting at the general meeting as he/she deems fit in respect of all the shareholder’s votes exercisable at the meeting. A shareholder or his/her proxy is not obliged to use all the votes exercisable by the shareholder or by his/her proxy, but the total of the votes cast and in respect of which abstention is recorded may not exceed the total of the votes exercisable by the shareholder or by his/her proxy.

4.            It is recommended that Forms of Proxy be received by the Transfer Secretaries, Link Market Services South Africa Pty Limited, 13th Floor, 19 Amershoff Street, Braamfontein, email meetfax@linkmarketservices.co.za or facsimile 086 674 2450 by no later than [14:30] on [Tuesday, 29 May 2018].

5.            The completion and lodging of this form of proxy will not preclude the relevant shareholder from attending the general meeting and voting in person at the meeting to the exclusion of any proxy appointed in terms of this form of proxy.

6.            Documentary evidence establishing the authority of a person signing this form of proxy in a representative capacity must be attached to this form of proxy unless previously recorded by the transfer secretaries or waived by the Chairman of the general meeting.

7.            Any alterations or corrections made to this form of proxy must be initialled by the signatory/ies.

8.            A minor must be assisted by his/her parent or guardian unless the relevant documents establishing his/her legal capacity are produced or have been registered by Link Market Services South Africa Proprietary Limited.

9.            The Chairman of the General Meeting may accept any form of proxy which is completed other than in accordance with these notes if he is satisfied as to the manner in which the shareholder wishes to vote.